Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ALUMIS INC.,

ARROW MERGER SUB, INC.

and

ACELYRIN, INC.

Dated as of February 6, 2025

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER; CLOSING; SURVIVING CORPORATION		2

1.1	The Merger	2
1.2	Closing	3
1.3	Effective Time	3
1.4	Certificate of Incorporation	3
1.5	Bylaws	3
1.6	Directors of the Surviving Corporation	3
1.7	Officers of the Surviving Corporation	3

ARTICLE II EFFECT OF THE MERGER ON SECURITIES; EXCHANGE		3

2.1	Effect on Capital Stock	3
2.2	Exchange of Certificates and Uncertificated Shares	4
2.3	Adjustments to Prevent Dilution	6
2.4	Treatment of Equity Awards; Company ESPP	7
2.5	No Dissenter’s Rights	9
2.6	Withholding Rights	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9

3.1	Organization, Good Standing and Qualification	9
3.2	Company Subsidiaries	10
3.3	Capital Structure	10
3.4	Corporate Authority and Approval	12
3.5	No Conflicts; Consents	12
3.6	Company SEC Documents; Financial Statements	13
3.7	Internal Controls and Procedures	14
3.8	Absence of Certain Changes	14
3.9	Litigation and Liabilities	15
3.10	Compliance with Laws	15
3.11	Contracts	16
3.12	Benefits Matters; ERISA Compliance	18
3.13	Labor Matters	20
3.14	Environmental Matters	21
3.15	Taxes	21
3.16	Intellectual Property	23
3.17	Data Privacy and Information Security	25
3.18	Regulatory Matters	25
3.19	Certain Business Practices	27
3.20	Insurance; Properties	27
3.21	Joint Proxy Statement/Prospectus	27
3.22	Brokers and Finders	28
3.23	Opinion of Financial Advisor	28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		28

4.1	Organization, Good Standing and Qualification	28
4.2	Parent Subsidiaries.	29
4.3	Capital Structure	29
4.4	Corporate Authority and Approval	31

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4.5	No Conflicts; Consents	31
4.6	Parent SEC Documents; Financial Statements	32
4.7	Internal Controls and Procedures	33
4.8	Absence of Certain Changes	33
4.9	Litigation and Liabilities	34
4.10	Compliance with Laws	34
4.11	Contracts	35
4.12	Benefits Matters; ERISA Compliance	37
4.13	Labor Matters	37
4.14	Taxes	38
4.15	Intellectual Property	40
4.16	Data Privacy and Information Security	41
4.17	Regulatory Matters	42
4.18	Certain Business Practices	43
4.19	Valid Issuance	43
4.20	Insurance; Properties	43
4.21	Ownership and Operations of Merger Sub	44
4.22	Form S-4 and Joint Proxy Statement/Prospectus	44
4.23	Brokers and Finders	44
4.24	Opinion of Financial Advisor	44

ARTICLE V COVENANTS		45

5.1	Interim Operations	45
5.2	Company Acquisition Proposals; Company Change in Recommendation	50
5.3	Parent Acquisition Proposals; Parent Change in Recommendation	55
5.4	Information Supplied	60
5.5	Company and Parent Stockholder Meetings	62
5.6	Regulatory Cooperation	63
5.7	Access	63
5.8	Stock Exchange Listing, De-listing and De-registration	64
5.9	Publicity	64
5.10	Expenses	64
5.11	Indemnification; Directors’ and Officers’ Insurance	65
5.12	Takeover Statutes	66
5.13	Section 16(b)	66
5.14	Stockholder Litigation	66
5.15	Certain Tax Matters	67
5.16	Post-Closing Board of Directors	67
5.17	Termination of Company Plans	68
5.18	Employee Matters	68

ARTICLE VI CONDITIONS		69

6.1	Conditions to Each Party’s Obligation to Effect the Merger	69
6.2	Conditions to Obligations of Parent and Merger Sub	70
6.3	Conditions to Obligation of the Company	71
6.4	Frustration of Conditions	71

ARTICLE VII TERMINATION		71

7.1	Termination by Mutual Consent	71
7.2	Termination by Either Parent or the Company	71
7.3	Termination by the Company	72

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7.4	Termination by Parent	73
7.5	Company Termination Fee	74
7.6	Parent Termination Fee	74
7.7	Effect of Termination and Abandonment	74
7.8	Remedies	75

ARTICLE VIII MISCELLANEOUS		75

8.1	Survival	75
8.2	Amendment	76
8.3	Waiver	76
8.4	Assignment	76
8.5	Counterparts; Effectiveness; Electronic Signature	76
8.6	Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	76
8.7	Specific Performance	77
8.8	Notices	77
8.9	Entire Agreement	78
8.10	No Third Party Beneficiaries	78
8.11	Obligations of Parent and of the Company	78
8.12	Severability	79
8.13	No Other Representations and Warranties	79
8.14	Interpretation; Construction	79
8.15	Certain Definitions	81

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Tax Representation Letters

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 6, 2025, by and among Alumis Inc., a Delaware corporation (“Parent”), Arrow Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent, (“Merger Sub”) and ACELYRIN, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.00001 per share, of the Company (“Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Shares shall have the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Shares to be cancelled in accordance with Section 2.1(c));

WHEREAS, a transaction committee of the Company Board (as defined below) (the “Company Transaction Committee”) has, by resolutions duly adopted, unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) recommended to the Company Board that it approve the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, and (iii) recommended to the Company Board that it recommend that the Company’s stockholders approve and adopt this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has, by resolutions duly adopted and acting upon the recommendation of the Company Transaction Committee (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, and (iii) declared advisable and resolved to recommend that the Company’s stockholders approve and adopt this Agreement (the “Company Board Recommendation”) pursuant to the DGCL;

WHEREAS, a special committee of the Parent Board (as defined below) (the “Parent Special Committee”) has, by resolutions duly adopted, unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (ii) recommended to the Parent Board that it approve the Merger and the transactions contemplated hereby, including the Parent Share Issuance, and (iii) recommended to the Parent Board that it submit, and recommend the approval of the Parent Share Issuance, to Parent’s stockholders;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, by resolutions duly adopted and acting upon the recommendation of the Parent Special Committee: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approved the Merger and the transactions contemplated hereby, including the Parent Share Issuance, and (iii) resolved to submit, and recommend the approval of the Parent Share Issuance, to Parent’s stockholders (the “Parent Board Recommendation”);

WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement and has resolved to recommend to its sole stockholder the adoption of this Agreement;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, concurrently with the entry into this Agreement and as an inducement to Parent entering into this Agreement, certain stockholders of the Company have delivered to Parent duly executed voting and support agreements (“Company Voting Agreements”), agreeing to certain matters with respect to the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the entry into this Agreement and as an inducement to the Company entering into this Agreement, certain stockholders of Parent have delivered to the Company duly executed voting and support agreements (“Parent Voting Agreements”), agreeing to certain matters with respect to the Merger and the other transactions contemplated by this Agreement;

WHEREAS, each of the Parties intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, to which each of Parent, the Company and Merger Sub are to be parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

Article I
THE MERGER; CLOSING; SURVIVING CORPORATION

1.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2            Closing. The closing of the Merger (the “Closing”) shall take place via electronic exchange of deliverables, on the third (3rd) Business Day following the day on which the last of the conditions set forth in Article VI shall have been satisfied (or waived by the Party or Parties entitled to the benefit thereof at the Closing) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other place and time or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3            Effective Time. Upon the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time as may be agreed upon by the Parties in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.4            Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit A and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law.

1.5            Bylaws. The parties shall take all action necessary to cause the bylaws of the Company to be amended and restated to, at the Effective Time, conform to the bylaws of Merger Sub (except that references to the name of Merger Sub shall be replaced with the name of the Company) (the “Bylaws”), and as so amended and restated shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

1.6            Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

1.7            Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

Article II
EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

2.1            Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder thereof:

(a)            Exchange Ratio; Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company (including in treasury) or any of its Subsidiaries or Parent or any of its Subsidiaries, if any (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive 0.4274 shares of Parent Common Stock, without interest thereon (the number of shares of Parent Common Stock in exchange for each Share, the “Exchange Ratio” and the consideration to be received in respect of such Share, the “Merger Consideration”).

(b)            All of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive (x) the Merger Consideration, (y) any distributions or dividends payable pursuant to Section 2.2(c) and (z) cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), without interest, in each case, to be issued or paid in consideration therefor (1) upon surrender of such Certificate in accordance with Section 2.2, in the case of certificated Shares, and (2) upon receipt by the Exchange Agent of an “agent’s message” in customary form in accordance with Section 2.2(h) in the case of Uncertificated Shares.

(c)            Cancellation of Excluded Shares. Each Excluded Share shall be cancelled without payment of any consideration therefor and shall cease to exist.

(d)            Merger Sub. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.00001 par value per share, of the Surviving Corporation, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2            Exchange of Certificates and Uncertificated Shares.

(a)            Exchange Agent and Exchange Fund. Prior to the Effective Time, the Parties shall designate Equiniti Trust Company, LLC (“Equiniti”) or if Equiniti is unwilling or unable serve then such other mutually agreeable bank or trust company as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Uncertificated Shares and shall obtain no rights or interests in the shares represented thereby. At the Closing, Parent shall issue and cause to be deposited with the Exchange Agent: (i) non-certificated shares of Parent Common Stock represented by book entry issuable as the aggregate Merger Consideration; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.2(e). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b)            Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares represented by a Certificate (other than holders of Excluded Shares) or Uncertificated Shares (i) with respect to Shares represented by Certificates, a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) to the Exchange Agent and, with respect to Uncertificated Shares, such letter of transmittal as the Exchange Agent customarily provides (if any), and (ii) instructions for surrendering such Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares (including instructions for sending an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request)) to the Exchange Agent. With respect to a Certificate, upon surrender of such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal or, with respect to Uncertificated Shares, receipt of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request) by the Exchange Agent, the holder of such Certificate or Uncertificated Share shall be entitled to receive in exchange therefor (1) non-certificated shares of Parent Common Stock in book-entry form, (2) cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e) and (3) any dividends or other distributions pursuant to Section 2.2(c), less any required Tax withholdings as provided in Section 2.6. The Certificate or Uncertificated Share so surrendered shall forthwith be cancelled. Until due surrender of a Certificate or Uncertificated Share, each such Certificate or Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e)). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the applicable portion of Merger Consideration to be exchanged upon due surrender of a Certificate or Uncertificated Share pursuant to Section 2.1 may be issued and paid to such transferee if such Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.

(c)            Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Merger shall be paid to any holder of any unsurrendered Certificate of Uncertificated Share until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share is surrendered for exchange in accordance with this Section 2.2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share, there shall be issued or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.

(d)            Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e)            Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. The Exchange Agent, acting as agent for the holders of Shares otherwise entitled to receive fractional shares of Parent Common Stock, will aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any reasonable brokerage commissions or other fees, transfer Taxes or other out-of-pocket transaction costs, as well as any expenses of the Exchange Agent incurred from the sale of such fractional shares of Parent Common Stock in accordance with such holder’s fractional interest in the aggregate number of shares of Parent Common Stock sold.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with Section 2.2(b) shall thereafter look only to Parent for delivery of any shares of Parent Common Stock, payment of cash in lieu of fractional shares and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.6) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Share, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g)            Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash in lieu of fractional shares, shares of Parent Common Stock and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.6) had such lost, stolen or destroyed Certificate been surrendered.

(h)            Uncertificated Shares. Any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) that such holder is entitled to receive pursuant to this Article II in respect of such Uncertificated Shares. In lieu thereof, each registered holder of one or more Uncertificated Shares whose Shares were converted into the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(e) for each Uncertificated Share, and the Uncertificated Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to a holder of Uncertificated Shares.

2.3            Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for any such Parent Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, reorganization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

2.4            Treatment of Equity Awards; Company ESPP.

(a)            Company Options. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder thereof:

(i)            Converted Options. Each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price of $18.00 or less shall be converted into an option award to purchase the number of shares of Parent Common Stock (each, a “Converted Option”) equal to the product obtained by multiplying (i) the number of Shares subject to the Company Option immediately prior to the Effective Time, by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Converted Option shall have an exercise price per share of Parent Common Stock equal to (x) the per share exercise price for Shares subject to the corresponding Company Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. Each Converted Option shall remain subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Stock Plans and the agreements evidencing grants thereunder, including vesting terms, and the Company Severance Plan.

(ii)           Cancelled Options. Each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price of more than $18.00 shall be cancelled without the payment of any consideration and shall cease to exist.

(b)            Company RSUs. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder thereof:

(i)            Each Company RSU that is outstanding and unvested immediately prior to the Effective Time shall be converted into a restricted stock unit award with respect to a number of shares of Parent Common Stock (each, a “Converted RSU”) equal to the product obtained by multiplying (i) the total number of Shares subject to the Company RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share (such number of shares, the “Converted RSU Parent Shares”). Each Converted RSU shall remain subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Stock Plans and the agreements evidencing grants thereunder, including vesting terms, and the Company Severance Plan. Any withholding obligations arising in connection with the settlement of a Converted RSU shall be satisfied through a net settlement mechanism.

(ii)            Each vested Company RSU, including any Company RSU that becomes vested as a result of the Merger, shall automatically be cancelled and converted into a right to receive the number of shares of Parent Common Stock equal to (i) the number of Shares subject to the Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, with any withholding obligations arising in connection with such settlement being satisfied through a net settlement mechanism.

(c)            Company PSUs. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder thereof:

(i)            Each Company PSU that is outstanding and unvested immediately prior to the Effective Time shall have any performance-based conditions deemed met at 100% of the target level of performance and be converted into a restricted stock unit award with respect to a number of shares of Parent Common Stock (each, a “Converted Performance RSU”) equal to the product obtained by multiplying (i) the target number of Shares subject to the Company PSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share (such number of shares the “Converted PSU Parent Shares”). Converted Performance RSUs will not have any vesting conditions based on performance metrics and shall vest in three (3) equal installments on May 15 of calendar years 2025, 2026 and 2027; provided, however, that if the Closing Date occurs after May 15, 2025, the Converted Performance RSUs shall vest in two (2) equal installments on May 15 of calendar years 2026 and 2027 (each, a “Converted Performance RSU Vesting Date”), subject to the holder of such Converted Performance RSU remaining in service with Parent or any of its Subsidiaries (including the Surviving Corporation) on such Converted Performance RSU Vesting Date. Except as described in this paragraph, Converted Performance RSUs shall otherwise remain subject to the same terms and conditions applicable to the corresponding Company PSU under the applicable Company Stock Plans and the agreements evidencing grants thereunder and the Company Severance Plan. Any withholding obligations arising in connection with such settlement of a Converted Performance RSU shall be satisfied through a net settlement mechanism.

(d)            Further Action.

(i)            At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company Options, the Company RSUs and the Company PSUs (collectively, the “Company Equity Awards”) set forth in this Section 2.4. As of the Effective Time, the Company Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock of the Company or any Company Subsidiary will be cancelled.

(ii)           At the Effective Time, Parent shall take all actions as are reasonably necessary to take action with respect to the Company Equity Awards in accordance with the terms of this Section 2.4. As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a Form S-8 (or file such other appropriate form, including, if applicable, the Form S-4 or, once Parent is eligible, a Form S-3) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Section 2.4; provided, that, for purposes of any shares of Parent Common Stock required to be registered on a Form S-3 pursuant to the foregoing, Parent shall file such Form S-3 within 90 days of the date Parent has been subject to the requirements of Section 12 or 15(d) of the Exchange Act for at least twelve (12) calendar months, to the extent that such shares are not otherwise freely tradeable under Rule 144 or under an effective registration statement. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the Company Equity Awards in accordance with this Section 2.4.

(e)            Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP to provide that with respect to any offering periods in effect as of the date hereof (the “Current Purchase Period”), (i) no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and (ii) each individual participating in the Current Purchase Period in progress on the date of this Agreement shall not be permitted to increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect immediately prior to the date of this Agreement, except as may be required by applicable Law. Further, (A) if any Current Purchase Period is still in effect at the Effective Time, then the last day of such Current Purchase Period shall be accelerated to a specified trading day occurring within ten Business Days prior to the Closing Date and the final purchase of shares of Company Common Stock thereunder shall be made on that day; (B) if the Current Purchase Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and there will be no new offering periods following the Current Purchase Period and (C) in all events, subject to the consummation of the Merger, the Company shall terminate the Company ESPP immediately prior to the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP and provide all required notices of the foregoing to the participants in accordance with the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.4(e).

2.5            No Dissenter’s Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger or any other transaction contemplated by this Agreement.

2.6            Withholding Rights. Each of Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration and other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted and withheld and paid to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the Company SEC Documents filed and publicly available after May 9, 2023 but prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or (ii) in the disclosure letter delivered by the Company to Parent at or before the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

3.1            Organization, Good Standing and Qualification.

(a)            The Company and each of the Company’s Subsidiaries (such Subsidiaries of the Company, the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)            The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company, dated as of May 9, 2023 (the “Company Charter”) and the amended and restated bylaws of the Company, dated as of May 9, 2023 (the “Company Bylaws”), in each case, as in effect on the date of this Agreement.

3.2            Company Subsidiaries.

(a)            Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of the Company Subsidiaries.

(b)            All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries and any shares of capital stock, voting securities or equity interests in any other entity which interests are owned by the Company or any Company Subsidiary have been validly issued and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

(c)            Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

3.3            Capital Structure.

(a)            The authorized capital stock of the Company consists of (i) 790,000,000 Shares and (ii) 10,000,000 shares of preferred stock, par value $0.00001 (the “Company Preferred Stock” and, together with the Shares, the “Company Capital Stock”). At the close of business on January 31, 2025, (i) 100,702,249 Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) no Shares were held by the Company in its treasury; (iv) 21,461,518 Shares were reserved and available for issuance pursuant to the Company Stock Plans, including (A) 13,644,034 Shares issuable upon the exercise of outstanding Company Options (whether or not vested and whether or not granted under the Company Stock Plans), (B) 3,142,891 Shares issuable upon the vesting or settlement of outstanding Company RSUs (whether or not vested and whether or not granted under the Company Stock Plans), and (C) 640,746 Shares issuable upon the vesting or settlement of outstanding Company PSUs (whether or not vested and whether or not granted under the Company Stock Plans); and (v) 1,675,454 Shares were reserved for issuance pursuant to the Company ESPP. Except as set forth in this Section 3.3(a), at the close of business on January 31, 2025, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on January 31, 2025 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Shares upon the exercise of Company Options and the issuance of Shares upon the vesting or settlement of Company RSUs and Company PSUs, in each case, outstanding at the close of business on January 31, 2025 and in accordance with their terms in effect at such time.

(b)            The Company has delivered or made available to Parent copies of all Company Stock Plans covering the Company Options, the Company RSUs and the Company PSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, and the restricted stock unit agreements evidencing such Company RSUs and Company PSUs. The Company has delivered or made available to Parent copies of the Company ESPP and applicable offering documents.

(c)            All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise, settlement or vesting of the Company Options, Company RSUs or Company PSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws, any Contract to which the Company is a party or otherwise bound, or by applicable Law.

(d)            Except as set forth in this Section 3.3, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (x) through (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Other than as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any of the Company’s stockholders is a party to (i) any voting Contract with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company or (ii) any Contract pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(e)            No Subsidiary of the Company owns any Shares.

(f)            Neither the Company nor any Company Subsidiary or associates (as defined in Section 203 of the DGCL) owns, or has owned at any time within the past three (3) years, any shares of Parent Common Stock.

3.4            Corporate Authority and Approval.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the Company Transaction Committee adopted resolutions, by vote at a meeting duly called: (i) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) recommending to the Company Board that it approve the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, (iii) recommending to the Company Board that it direct that this Agreement be submitted to the Company’s stockholders for adoption and (iv) recommending to the Company Board that it recommend that the stockholders of the Company adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn. On or prior to the date of this Agreement, the Company Board adopted resolutions, by vote at a meeting duly called: (i) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Company’s stockholders for adoption and (iv) recommending that the stockholders of the Company adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)            Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares with respect to the Merger (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(c)            The Company and the Company Board have taken all action necessary to exempt each of the execution and delivery of this Agreement and the transactions contemplated hereby under or thereunder, or make not subject, to (i) assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(f), the provisions of Section 203 of the DGCL, (ii) any other applicable “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation or (iii) any provision of the organizational documents of the Company and the Company Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

3.5            No Conflicts; Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation under, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock under, result in any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any Company Material Contract or any material Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.5(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

(b)            No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by, or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than: (i)(A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) compliance with and filings under any applicable Antitrust Laws, (iii) receipt of the Company Stockholder Approval, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

3.6            Company SEC Documents; Financial Statements.

(a)            The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since May 9, 2023 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).

(b)            Each Company SEC Document (i) at the time filed (or, if amended or superseded by a filing or amendment prior to the date of this agreement, then at the time of such filing or amendment), complied as to form in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations promulgated by the SEC, which were not, or are not expected to be, material in amount or effect). As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

3.7            Internal Controls and Procedures.

(a)            Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(b)            The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(c)            The Company is in compliance in all material respects with the applicable Nasdaq listing and corporate governance rules and requirements.

(d)            The Company maintains and has at all times since May 9, 2023, maintained “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)            Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements.

3.8            Absence of Certain Changes.

(a)            Since the date of the Company Balance Sheet through the date of this Agreement, there has not been a Company Material Adverse Effect.

(b)            From the date of the Company Balance Sheet until the date of this Agreement, the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the ordinary course of business consistent with past practice and neither the Company nor any of the Company’s Subsidiaries have taken any actions that, if taken after the date hereof, would require Parent’s consent under Section 5.1(b), except for Section 5.1(b)(iv), Section 5.1(b)(xiii) or Section 5.1(b)(xvii)(2).

(c)            Prior to the date hereof, the Company has not taken any of the actions set forth on Section 3.8(c) of the Company Disclosure Letter.

3.9            Litigation and Liabilities.

(a)            There is no, and since January 1, 2022, there has been no, Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a liability or obligation that is material to the Company and its Subsidiaries, taken as a whole, and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby. There is no, and since January 1, 2022, there has been no, Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

(b)            Except (i) as reflected or reserved against in the Company’s consolidated unaudited balance sheet as of September 30, 2024 (or the notes thereto) (the “Company Balance Sheet”) as included in the Company SEC Documents, (ii) for liabilities and obligations incurred since September 30, 2024 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, incurred in connection with the transactions contemplated hereby or that are otherwise Transaction Expenses, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.9(b), the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiary to perform under or comply with any applicable Law, Legal Proceeding, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

3.10            Compliance with Laws. The Company and the Company Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Laws and Company Permits, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby. There is no, and since January 1, 2022, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or the Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

3.11            Contracts.

(a)            Except for this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each, a “Filed Company Contract”) that has not been so filed.

(b)            Other than Filed Company Contracts, Section 3.11(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of the following Contracts (and Filed Company Contracts without any redactions) to which Company or any Company Subsidiary is a party or that bind assets of Company or any Company Subsidiary:

(i)            each Contract, including any manufacturing, supply or distribution agreement, that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount (1) in excess of $3,000,000 in the fiscal year ending December 31, 2024 or (2) in excess of $3,000,000 in the fiscal year ending December 31, 2025 or any fiscal year thereafter;

(ii)           each Contract that obligates the Company or any Subsidiary of the Company to make any capital investment or capital expenditure in excess of $500,000;

(iii)          each Contract to which the Company or any of the Company Subsidiaries is a party that:

(A)            materially restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area or would, to the Knowledge of the Company, restrict in any material respect the ability of Parent or any of its Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time,

(B)            requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party,

(C)            any “take or pay,” minimum purchase or minimum volume commitment provisions,

(D)            provides for “exclusivity” or any similar requirement in favor of any third party, or

(E)            contains any other provisions materially restricting or purporting to materially restrict the ability of the Company or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any product or product candidate, directly or indirectly through third parties, or that would so limit or purport to limit Parent or any of its Affiliates after the Effective Time;

(iv)            each Contract evidencing Indebtedness of the Company or any of the Company Subsidiaries, other than any such agreement between or among the Company and the wholly owned Company Subsidiaries and other than accounts payable in the ordinary course of business;

(v)           any Contract involving the settlement or compromise of any Legal Proceeding or threatened Legal Proceeding (or series of related Legal Proceedings) which (A) involves either payments by the Company or any of its Subsidiaries after the date hereof in excess of $500,000, or (B) imposes any materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or any other material restrictions or liabilities on the Company or any Company Subsidiary (or, following the Closing, on Parent or any Parent Subsidiary);

(vi)          each Company Lease;

(vii)         each partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party;

(viii)        each Contract with any Governmental Entity;

(ix)           any Contract pursuant to which the Company or any of the Company Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $3,000,000;

(x)            any Contract that is a license agreement (including all regional licensing transactions), covenant not to sue agreement or co-existence agreement or similar agreement, each of the foregoing that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of the Company Subsidiaries is a party and licenses in Intellectual Property Rights owned by a third party or licenses out any Company IP or agrees not to assert or enforce Company Owned IP, including each Company In-bound License (but excluding any Standard Contract), and each Company Out-bound License (but excluding any Standard Contract);

(xi)           each Contract (A) pursuant to which the Company or any of its Subsidiaries may be required after the date of this Agreement to pay milestones, royalties or other contingent payments based on the results or outcome of any research, testing or development; regulatory filings or approval; sale; distribution; commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which the Company or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any product or product candidate of the Company or any Intellectual Property Rights owned or purported to be owned by or licensed to the Company or any of its Subsidiaries (or, following the Closing, with respect to any product or product candidate of Parent or any Intellectual Property Rights of Parent or any of its Subsidiaries);

(xii)          each employment agreement, offer letter, independent contractor agreement or other similar Contract with any employee, individual consultant, or independent contractor of the Company or any of its Subsidiaries that is not terminable at-will by the Company without less than 30 days’ notice and without any severance, or other cost or liability (other than costs and liabilities for work performed and expenses accrued prior to termination and notice or payments required under applicable Laws);

(xiii)        each Contract with any employee, individual consultant, or independent contractor of the Company or any of its Subsidiaries or other Person providing for retention payments, change of control payments, severance, accelerated vesting or any other payment or benefit for any such employee, individual consultant, or independent contractor that may or will become due as a result of the Merger; and

(xiv)        each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing material liability or material obligation of the Company or any Company Subsidiaries).

Each Contract of the type described in this Section 3.11(b) and each Filed Company Contract is referred to herein as a “Company Material Contract”.

(c)            Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract (including, for purposes of Section 6.2(a), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) (i) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, and (ii) is in full force and effect. None of Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default under any such Company Material Contract (including, for purposes of Section 6.2(a), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.

3.12            Benefits Matters; ERISA Compliance.

(a)            Section 3.12(a) of the Company Disclosure Letter sets forth a true, complete and correct list of each material Company Plan.

(b)            True and complete copies of the following documents, with respect to each material Company Plan, where applicable, have been provided or made available to Parent on or prior to the date of this Agreement (other than option notices and grant agreements made on forms provided or made available to Parent and other than at-will employment offer letters entered into on forms provided or made available to Parent): (i) all material documents embodying or governing such Company Plan (or, if unwritten, a written summary thereof), and all amendments thereto, and to the extent applicable, any related trust or other funding vehicle, (ii) the most recent determination letter or opinion letter received from or issued by the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code, (iii) the three (3) most recently filed IRS Form 5500s, (iv)  the most recent summary plan description, and (v)  all material correspondence to and from any Governmental Entity in the previous three (3) years.

(c)            Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Company Plans are, and have been operated and administered, in compliance with their terms and applicable Laws (including, if applicable, ERISA and the Code) in all material respects. Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code and applicable guidance thereunder and no payment to be made under any Company Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code. Each Company Option has been granted with an exercise price equal to fair market value on the date of grant (or repricing, as the case may be) and is not subject to taxation under Section 409A of the Code. The Company does not have any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A, Section 280G or Section 4999 of the Code.

(d)            To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Plan or current or former service provider of the Company or the Company Subsidiaries that would reasonably be expected to result in any liability to the Company or any ERISA Affiliate. None of the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each ERISA Affiliate have timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(e)            Each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”) and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Each non-U.S. Company Plan, to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval.

(f)            Neither the Company nor any Company Subsidiary nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) has, within the past six (6) years, maintained or contributed to, or has, within the past six (6) years, been obligated to maintain or contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)            There are no pending or, to the Knowledge of the Company or any Company Subsidiary, threatened Legal Proceedings relating to the Company Plans or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.

(h)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected to, either alone or in combination with any other event, under any Company Plan (i) result in any payment becoming due to any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary, (ii) increase the amount or value of any compensation or benefits or otherwise payable by the Company or any Company Subsidiary to any current or former Company Associate, (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits, except as required under Section 411(d)(3) of the Code, or (iv) limit the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust.

(i)            Neither the execution and delivery or performance of this Agreement nor the consummation transactions contemplated hereby (whether alone or in combination with other events or circumstances) will result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(j)            Neither the Company nor any ERISA Affiliate provides, is required to provide, or has promised to provide, any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code or similar state law.

(k)            No Company Plan is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to any plan, policy, program, agreement and arrangement that covers any employee, former employee or consultant of the Company or any Company Subsidiaries or any ERISA Affiliate who resides or works outside the United States.

3.13            Labor Matters.

(a)            The Company has provided to Parent a complete and correct list, as of the date of this Agreement, of all current Company Associates which sets forth the following information with respect to each, as applicable: (i) name (or identification number, if required by applicable Law), (ii) title or position, (iii) the entity or entities by which such individual is employed, (iv) hire date, (v) current annual or hourly base compensation or contract rate or other terms of compensation, (vi) target bonus or incentive compensation rates for the current fiscal year, (vii)  full-time or part-time status, (xiii) exempt or nonexempt status and (ix) employment location.

(b)            All employees of the Company and the Company Subsidiaries are employed on an at will basis and their employment can be terminated at any time, with or without notice, severance, or other similar benefit, for any reason or no reason at all. No employee of the Company or a Company Subsidiary has been granted the right to continued employment by the Company or any Company Subsidiary. The engagements of all consultants and independent contractors are terminable by the Company without advance notice of greater than thirty days, material termination fee, or other material penalty.

(c)            Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws related to labor and employment, including those pertaining to payment of wages and other compensation, overtime, meal and rest break requirements, classification of employees as exempt or non-exempt and classification of workers as employees or independent contractors, hours of work, leaves of absence, equal opportunity, discrimination, harassment, immigration, occupational health and safety, workers’ compensation, background checks, hiring, pre-employment tests, affirmative action, equal pay, restrictive covenants and the payment of social security and other Taxes. There are no, and since January 1, 2022, there have not been any, Legal Proceedings or complaints related to labor or employment matters (including the matters listed in the foregoing sentence), including, to the Knowledge of the Company, any such Legal Proceedings or complaints threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration or any other similar Governmental Entity, against or involving the Company or any Company Subsidiary or pertaining to any employee, independent contractor or consultant of the Company or any Company Subsidiary. Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from all payments to all current and former Company Associates and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)            The Company and Company Subsidiary are not, and have never been, party to any collective bargaining or other Contract with any labor union or organization. No labor organization or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification, and to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary.

(e)            Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company is in full compliance with the Worker Readjustment and Notification Act (29 USC §2101) and any other similar Laws or other legal requirements (collectively, the “WARN Act”), and the Company has never engaged in any redundancies, reductions in force, mass layoffs, plant closings or other employment action that required, or reasonably could have required, advance notice under the WARN Act. No Company employees have experienced an “employment loss,” as defined in the WARN Act, in the past 90 days.

(f)            As of the date of this Agreement: (i) no claims, allegations, or reports of discrimination, retaliation, harassment, or sexual harassment have been made to the Company against any current or former Company Associate at the level of senior director or above and (ii) the Company has never conducted any investigations or entered into any settlement agreements with respect to any such claims, allegations, or reports.

3.14            Environmental Matters. Except for matters that, individually or in the aggregate, are not reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole: (i) neither the Company nor any Company Subsidiary is in violation of any Environmental Law; and (ii) the Company and any Company Subsidiary have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations.

3.15            Taxes.

(a)            Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            The Company and the Company Subsidiaries have filed all Tax Returns that are or have been required to be filed by them, and all such Tax Returns were true, correct and complete.

(ii)           All Taxes required to be paid by the Company or any Company Subsidiary have been timely paid (whether or not shown or required to be shown on any Tax Return).

(iii)          The Company has made adequate provision in the Company Balance Sheet for all accrued Taxes of the Company and the Company Subsidiaries not yet due, and the Company and the Company Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business since the date of the Company Balance Sheet.

(iv)          No deficiency for any Tax has been proposed or assessed by a Governmental Entity in writing against the Company or any Company Subsidiary which deficiency has not been paid, settled, or withdrawn.

(v)           There are no Legal Proceedings in respect of Taxes by a Governmental Entity pending or threatened in writing with respect to the Company or any Company Subsidiary.

(vi)          All transactions (including intragroup transactions) between the Company and the Company Subsidiaries have been conducted in compliance with the applicable transfer pricing laws in force in the relevant tax years (including, for the avoidance of doubt, Section 482 of the Code (and any corresponding or similar provision of state, local, or non-U.S. Law)).

(b)            There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any Company Subsidiary.

(c)            Neither the Company nor any Company Subsidiary is a resident for any income Tax purpose in any country (other than the country in which it is organized) or subject to income tax therein by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or fixed place of business in that country. In the last three (3) years, no written claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not currently file Tax Returns of a certain type or pay Taxes of a certain type that the Company or such Company Subsidiary is required to file Tax Returns or pay Taxes of such type that has not since been resolved.

(d)            Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e)            Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to (or requested) any extension of time with respect to a Tax assessment or deficiency, in each case that is currently in effect (or would become effective if such request were granted), other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)            Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among the Company and any Company Subsidiary or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax).

(g)            Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a group filing Tax Returns on a consolidated, affiliated, combined, unitary or similar basis other than an affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law), as a transferee or successor, or otherwise by operation of Law.

(h)            Within the past two (2) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(i)            Neither the Company nor any Company Subsidiary has ever participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)            Neither the Company nor any Company Subsidiary (nor Parent as a result of the Merger) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law) entered into or created prior to the Closing.

(k)            Section 3.15(k) of the Company Disclosure Letter sets forth any entity classification elections made on behalf of any Company Subsidiary for U.S. federal income tax purposes. Neither the Company nor any Company Subsidiary has made an election or taken any other action to change its federal income tax classification from such classification.

(l)            The Company and its Subsidiaries have not taken any action, nor to the Knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16      Intellectual Property.(a)      For each item of material Registered IP within the Company Owned IP (“Company Owned Registered IP”), and each item of material Registered IP within the Company Licensed IP (“Company Licensed Registered IP” and, collectively with Company Owned Registered IP, the “Company Registered IP”), Section 3.16(a) of the Company Disclosure Letter identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, patent or registration number and (iv) any other co-owners. To the Knowledge of the Company, each of the patents and patent applications included in the Company Owned Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business) is pending or, to the Knowledge of the Company, has been threatened in writing, in which the scope, validity, enforceability or ownership of any Company Registered IP listed on Section 3.16(a) of the Company Disclosure Letter is being or has been contested or challenged.

(b)            The Company owns all right, title and interest in and to all material Company Owned IP (other than as disclosed on Section 3.16(a) of the Company Disclosure Letter), free and clear of all Liens other than Permitted Liens and any Lien caused or created by any action or failure to act by any Person other than the Company or any Company Subsidiary, and, to the Knowledge of the Company, has the right, pursuant to valid agreements to use all other material Intellectual Property Rights used to conduct the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement; provided, however, that the foregoing shall not be construed as a representation or warranty with respect to infringement of the patent rights of any Person. The Company has executed valid and enforceable written agreements with each of its current and former Company Associates and any other Persons who were or are, as applicable, engaged in creating or developing any material Company Owned IP, pursuant to which each such Person has: (i) agreed to hold all trade secrets and confidential information of the Company in confidence both during and after (subject to the terms of the applicable agreement) such Person’s employment or retention, as applicable; and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all material Intellectual Property Rights, created or developed for the Company or any Company Subsidiary in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, no party thereto is in default or breach of any such agreements.

(c)            To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution is being or was used in the creation of material Company Owned IP or was used in the creation of any Company Licensed IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights to such material Company Owned IP or the right to receive royalties for the practice of such material Company Owned IP.

(d)            Section 3.16(d) of the Company Disclosure Letter sets forth each license agreement pursuant to which the Company (i) is granted a license under any Company Licensed IP or other material Intellectual Property Rights owned by any third party that is used in the conduct of the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement (each, a “Company In-bound License”), other than any Standard Contract, or (ii) grants to any third party a license or sublicense under any material Company IP (each, a “Company Out-bound License”), other than any Standard Contract.

(e)            To the Knowledge of the Company: (i) the operation of the business of the Company and the Company Subsidiaries as currently conducted does not infringe and has not infringed any valid and enforceable Registered IP owned by any third party or misappropriate or otherwise violate any other Intellectual Property Rights owned by any third party; and (ii) no third party is infringing, misappropriating or otherwise violating any material Company IP. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of the Company, has been threatened in writing) (A) against the Company alleging that the operation of the business of the Company and the Company Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of any third party or (B) by the Company that any third party has infringed, misappropriated or otherwise violated any of the Company IP. Since January 1, 2022 and, to the Knowledge of the Company, prior to such date, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company and the Company Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of any third party.

(f)            The Company has maintained commercially reasonable security and other measures, including measures against unauthorized disclosure, designed to protect the secrecy, confidentiality, and value of its trade secrets and other confidential technical information. No trade secret, know-how, or proprietary information material to the business (with respect to know-how or proprietary information, that has not been publicly disclosed) of the Company or the Company Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any Company Subsidiary to any Person other than pursuant to a non-disclosure agreement or other agreement specifying terms and conditions that are reasonable and customary in connection with the relevant relationship for the disclosure and use of such Intellectual Property Rights or information.

(g)            None of the Company Owned IP or, to the Knowledge of the Company, Company Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP, other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business.

(h)            None of the Company or any of its Subsidiaries has taken any action set forth on Section 3.16(h) of the Company Disclosure Letter.

3.17          Data Privacy and Information Security.

(a)            At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have complied with all applicable (i) Privacy Laws, (ii) public-facing policies, notices, and statements of the Company or the Company Subsidiaries, and (iii) Contracts binding upon the Company or any Company Subsidiary, in the case of each of clauses (i) through (iii), related to privacy, security, or the Processing of Personal Information (collectively, the “Company Privacy Requirements”).

(b)            At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have implemented, maintained and complied with reasonably appropriate technical, physical, and organizational measures and safeguards designed to protect Personal Information (including against Security Incidents). At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any Person Processing Personal Information on behalf of the Company in relation to such Processing of Personal Information has experienced a Security Incident that required notification to another Person under applicable Company Privacy Requirements.

(c)            Since January 1, 2022, neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any Person Processing Personal Information on behalf of the Company in relation to such Processing of Personal Information has received written notice, inquiry, request, claim, complaint, correspondence or other communication from, or, to the Knowledge of the Company, been the subject of any investigation or enforcement action by, any Person alleging a material violation of applicable Company Privacy Requirements.

3.18          Regulatory Matters.

(a)            The Company and each of its Subsidiaries have all permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) required to conduct its business as currently conducted, including all such Permits required by any Governmental Entity, except for such Permits the absence of which would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole (the “Company Permits”).

(b)            The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is in compliance under such Company Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

(c)            Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, the Company and each of its Subsidiaries: (i) is and at all times has been in compliance, to the extent applicable, with all Healthcare Laws and with all Judgments and final guidance having the effect of Law administered or issued by any Governmental Entity exercising authority applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by the Company and each of its Subsidiaries; (ii) has not received any written notice or correspondence from any Governmental Entity alleging or asserting any noncompliance with any Company Permits; (iii) has not received written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Company Permit; and, (iv) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case, alleging that such Governmental Entity is considering such action. The Company has not been required to make any written notices to any Governmental Entity or Person under any Healthcare Law.

(d)            To the Knowledge of the Company, none of the Company nor its Subsidiaries, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, or contractors has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case), at the time such disclosure or statement was made or failure to make occurred, establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, none of the Company nor its Subsidiaries, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, or, to the Knowledge of the Company, contractors are the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(e)            Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, (i) the studies, tests and preclinical and clinical trials, if any, conducted by or on behalf of the Company or any of its Subsidiaries are being conducted or have been conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company or its Subsidiaries and all applicable laws and regulations and (ii) since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notices or correspondence from a Governmental Entity or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or material modification of any investigational new drug application, studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or any of its Subsidiaries.

(f)            None of the Company, the Company Subsidiaries or any of their respective officers or directors or, to the Knowledge of the Company, employees or agents, have been debarred, suspended, or excluded from participation in any Federal Healthcare Program, subject to sanction pursuant to 42 U.S.C. §1320a-7a or §1320a-8, or engaged in any conduct that could reasonably result in debarment, suspension, or exclusion from participation in any Federal Healthcare Program.

3.19          Certain Business Practices. Since January 1, 2022, none of Company, any Company Subsidiaries or, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly, (a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which the Company and its Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.

3.20          Insurance; Properties.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purposed to be in effect, (ii) neither the Company nor any of the Company Subsidiaries is (with our without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy and (iii) there is no claim by the Company or any of the Company Subsidiaries pending under any such policies that to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice.

(b)            Neither the Company nor any of the Company Subsidiaries owns any real property or any interest in real property.

(c)            Section 3.20(c) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all written Company Leases (or a written description of any oral Company Leases) for all of the parcels of Leased Company Property. The Company and each of the Company Subsidiaries holds valid and existing leaseholder interest in the Leased Company Property and has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where the Company or any of its Subsidiaries holds an interest as tenant, subtenant, licensee or other similar party and such real property is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Leases”), and all of the Company Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no leases, subleases, licenses, concessions or other Contracts granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Company Lease.

3.21          Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in: (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.

3.22          Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Guggenheim Securities, LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company or the Company Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between the Company or its Subsidiaries and the Company Financial Advisor relating to the transactions contemplated hereby.

3.23         Opinion of Financial Advisor. As of the date of this Agreement, the Company Board has received the opinion of the Company Financial Advisor, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other conditions contained therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to holders of Shares. The Company shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to Parent solely for informational purposes (it being agreed that none of Parent or Merger Sub, nor any of their respective affiliates or Representatives, shall have the right to rely on such opinion).

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Except as set forth (i) in the Parent SEC Documents filed and publicly available after July 1, 2024 but prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or (ii) in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”), Parent represents and warrants to the Company as follows:

4.1            Organization, Good Standing and Qualification.

(a)            Each of Parent, Merger Sub and each of Parent’s other Subsidiaries (such Subsidiaries of Parent, the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            Parent has delivered or made available to the Company prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Parent, dated as of July 1, 2024 (the “Parent Charter”), the amended and restated bylaws of Parent, dated as of July 1, 2024 (the “Parent Bylaws”), the certificates of incorporation of Merger Sub and the bylaws of Merger Sub, in each case, as in effect as of the date of this Agreement.

4.2            Parent Subsidiaries.

(a)            Section 4.2(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of the Parent Subsidiaries.

(b)            All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries and any shares of capital stock, voting securities or equity interests in any other entity which interests are owned by Parent or any Parent Subsidiary have been validly issued and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

(c)            Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

4.3            Capital Structure.

(a)            The authorized capital stock of Parent consists of (i) 491,815,092 shares of voting common stock, par value $0.0001 per share (“Parent Common Stock”), (ii) 7,184,908 shares of non-voting common stock, par value $0.0001 per share (“Parent Non-Voting Common Stock”) and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock and the Parent Non-Voting Common Stock, the “Parent Capital Stock”). At the close of business on January 31, 2025, (i) 47,222,419 shares of Parent Common Stock were issued and outstanding, (ii) 7,184,908 shares of Parent Non-Voting Common Stock were issued and outstanding, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) no shares of Parent Common Stock were held by Parent in its treasury, (v) 1,194,073 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent’s 2024 Employee Stock Purchase Plan and (vi) 19,072,671 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, including 9,525,649 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options (whether or not vested and whether or not granted under the Parent Stock Plans). Except as set forth in this Section 4.3(a), at the close of business on January 31, 2025, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on January 31, 2025 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding at the close of business on January 31, 2025 and in accordance with their terms in effect at such time.

(b)            All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise, settlement or vesting of Parent Stock Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws, any Contract to which Parent is a party or otherwise bound, or any applicable Law.

(c)            The shares of Parent Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound.

(d)            Except as set forth in this Section 4.3 or pursuant to the terms of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (x) through (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Other than as contemplated by this Agreement, neither Parent nor any of the Parent Subsidiaries nor, to the Knowledge of Parent, any of Parent’s stockholders, is a party to (i) any voting Contract with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent or (ii) any Contract pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

(e)            No Parent Subsidiary owns any shares of Parent Common Stock.

(f)            Neither Parent nor any Parent Subsidiary or associates (as defined in Section 203 of the DGCL) owns, or has owned at any time within the past three (3) years, any Shares.

4.4            Corporate Authority and Approval.

(a)            Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject, with respect to Parent, to receipt of the Parent Stockholder Approval and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations hereunder and to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the Parent Special Committee has adopted resolutions, by vote at a meeting duly called: (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (ii) recommending to the Parent Board that it approve the Merger and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Parent Share Issuance”), and (iii) recommending to the Parent Board that it submit, and recommending the approval of the Parent Share Issuance, to Parent’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Parent Stockholders Meeting”). On or prior to the date of this Agreement, the Parent Board has adopted resolutions, by vote at a meeting duly called: (i) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approving the Merger and the transactions contemplated hereby, including the Parent Share Issuance, (iii) resolving to submit the Parent Share Issuance to Parent’s stockholders for approval at the Parent Stockholder Meeting and (iv) recommending that the stockholders of Parent approve the Parent Share Issuance in connection with the Merger. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)            Except for the approval of the Parent Share Issuance by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote thereon, at the Parent Stockholders Meeting (such approval, the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent, in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.

(c)            There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of Parent Subsidiaries is subject, party or otherwise bound.

4.5            No Conflicts; Consents.

(a)            The execution and delivery of this Agreement by Parent and Merger Sub, as applicable, does not, and the performance by Parent and Merger Sub, as applicable, of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in any violation of any provision of, the Parent Charter, the Parent Bylaws or the comparable charter or organizational documents of any Parent Subsidiary (assuming that the Parent Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation under, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock under, result in any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of any Parent Material Contract or any material Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.5(b), any Judgment or Law, in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets (assuming that the Parent Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

(b)            No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (i)(A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) compliance with and filings under any applicable Antitrust Laws, (iii) receipt of the Parent Stockholder Approval, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

(c)            Parent has determined in good faith that the aggregate fair market value of the non-exempt assets to be acquired, as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), of the Company does not exceed the size-of-transaction threshold (as adjusted) in effect at the Closing. This determination is made solely for the purpose of determining the applicability of the HSR Act to the transactions contemplated by this Agreement.

4.6            Parent SEC Documents; Financial Statements.

(a)            Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since July 1, 2024 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Parent SEC Documents”).

(b)            Each Parent SEC Document (i) at the time filed (or, if amended or superseded by a filing or amendment prior to the date of this agreement, then at the time of such filing or amendment), complied as to form in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations promulgated by the SEC, which were not, or are not expected to be, material in amount or effect). As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Documents.

4.7            Internal Controls and Procedures.

(a)            Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(b)            Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(c)            Parent is in compliance in all material respects with the applicable Nasdaq listing and corporate governance rules and requirements.

(d)            Parent maintains and has at all times since July 1, 2024, maintained “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(e)            Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements.

4.8            Absence of Certain Changes.

(a)            Since the date of the Parent Balance Sheet through the date of this Agreement, there has not been a Parent Material Adverse Effect.

(b)            From the date of the Parent Balance Sheet until the date of this Agreement, the business of Parent and its Subsidiaries, taken as a whole, has been conducted in the ordinary course of business consistent with past practice and neither Parent nor any of the Parent Subsidiaries have taken any actions that, if taken after the date hereof, would require the Company’s consent under Section 5.1(d) other than Section 5.1(d)(iii) or Section 5.1(d)(vi).

4.9            Litigation and Liabilities.

(a)            There is no, and since January 1, 2022, there has been no, Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a liability or obligation that is material to Parent and its Subsidiaries, taken as a whole, and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby There is no, and since January 1, 2022, there has been no, Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

(b)            Except (i) as reflected or reserved against in Parent’s consolidated unaudited balance sheet as of September 30, 2024 (or the notes thereto) (the “Parent Balance Sheet”) as included in the Parent SEC Documents, (ii) for liabilities and obligations incurred since September 30, 2024 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, incurred in connection with the transactions contemplated hereby or that are otherwise Transaction Expenses, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Section 4.9(b), the term “liabilities” shall not include liabilities or obligations of Parent or any Parent Subsidiary to perform under or comply with any applicable Law, Legal Proceeding, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Parent or any Parent Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

4.10            Compliance with Laws. Parent and the Parent Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Laws and Parent Permits, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby. There is no, and since January 1, 2022, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

4.11            Contracts.

(a)            Except for this Agreement, neither Parent nor any Parent Subsidiary is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each, a “Filed Parent Contract”) that has not been so filed.

(b)            Other than Filed Parent Contracts, Section 4.11(b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Parent has made available to Company true and complete copies, of the following Contracts (and Filed Parent Contracts without any redactions) to which Parent or any Parent Subsidiary is a party or that bind assets of Parent or any Parent Subsidiary:

(i)            each Contract that obligates the Parent or any Subsidiary of the Parent to make any capital investment or capital expenditure in excess of $500,000;

(ii)           each Contract to which the Parent or any of the Parent Subsidiaries is a party that:

(A)            materially restricts the ability of the Parent or the Parent Subsidiaries to compete in any business or with any Person in any geographical area or would, to the Knowledge of Parent, restrict in any material respect the ability of Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area after the Effective Time,

(B)            requires the Parent or any Parent Subsidiary to conduct any business on a “most favored nations” basis with any third party,

(C)            any “take or pay,” minimum purchase or minimum volume commitment provisions,

(D)            provides for “exclusivity” or any similar requirement in favor of any third party, or

(E)            contains any other provisions materially restricting or purporting to materially restrict the ability of the Parent or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any product or product candidate, directly or indirectly through third parties, or that would so limit or purport to limit Company or any of its Affiliates after the Effective Time;

(iii)            each Contract evidencing Indebtedness of the Parent or any of the Parent Subsidiaries, other than any such agreement between or among the Parent and the wholly owned Parent Subsidiaries and other than accounts payable in the ordinary course of business;

(iv)            any Contract involving the settlement or compromise of any Legal Proceeding or threatened Legal Proceeding (or series of related Legal Proceedings) which (A) involves either payments by the Parent or any of its Subsidiaries after the date hereof in excess of $500,000, or (B) imposes any materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or any other material restrictions or liabilities on the Parent or any Parent Subsidiary (or, following the Closing, on Company or any Company Subsidiary);

(v)           each Parent Lease;

(vi)          each partnership, joint venture or similar Contract to which the Parent or any of the Parent Subsidiaries is a party;

(vii)         each Contract with any Governmental Entity;

(viii)        any Contract pursuant to which Parent or any of the Parent Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $3,000,000;

(ix)           any Contract that is a license agreement (including all regional licensing transactions), covenant not to sue agreement or co-existence agreement or similar agreement, each of the foregoing that is material to the business of the Parent and its Subsidiaries, taken as a whole, to which the Parent or any of the Parent Subsidiaries is a party and licenses in Intellectual Property Rights owned by a third party or licenses out any Parent IP or agrees not to assert or enforce Parent Owned IP, including each Parent In-bound License (but excluding any Standard Contract), and each Parent Out-bound License (but excluding any Standard Contract);

(x)           each Contract (A) pursuant to which Parent or any of its Subsidiaries may be required after the date of this Agreement to pay milestones, royalties or other contingent payments based on the results or outcome of any research, testing or development; regulatory filings or approval; sale; distribution; commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which Parent or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any product or product candidate of Parent or any Intellectual Property Rights owned or purported to be owned by or licensed to Parent or any of its Subsidiaries (or, following the Closing, with respect to any product or product candidate of Company or any Intellectual Property Rights of Company or any of its Subsidiaries); and

(xi)           each Contract relating to the disposition or acquisition by the Parent or any of the Parent Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing material liability or material obligation of the Parent or any Parent Subsidiaries).

Each Contract of the type described in this Section 4.11(b) and each Filed Parent Contract is referred to herein as a “Parent Material Contract”.

(c)            Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract (including, for purposes of Section 6.3(a), any Contract entered into after the date of this Agreement that would have been a Parent Material Contract if such Contract existed on the date of this Agreement) (i) is a valid, binding and legally enforceable obligation of the Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception and (ii) is in full force and effect. None of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default under any such Parent Material Contract (including, for purposes of Section 6.3(a), any Contract entered into after the date of this Agreement that would have been a Parent Material Contract if such Contract existed on the date of this Agreement) and, to the Knowledge of Parent, no other party to any such Parent Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.

4.12            Benefits Matters; ERISA Compliance.

(a)            Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Plans are, and have been operated and administered, in compliance with their terms and applicable Laws (including, if applicable, ERISA and the Code) in all material respects. Each Parent Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in compliance with Section 409A of the Code and applicable guidance thereunder and no payment to be made under any Parent Plan is, or to the Knowledge of Parent, will be, subject to the penalties of Section 409A(a)(1) of the Code. Each Parent Option has been granted with an exercise price equal to fair market value on the date of grant (or repricing, as the case may be) and is not subject to taxation under Section 409A of the Code. Parent does not have any obligation to gross up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A, Section 280G or Section 4999 of the Code.

(b)            Each Parent Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS and, to the Knowledge of Parent, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(c)            There are no pending or, to the Knowledge of Parent or any Parent Subsidiary, threatened Legal Proceedings relating to the Parent Plans or any fiduciary or service provider thereof, and, to the Knowledge of Parent, there is no reasonable basis for any such Legal Proceeding.

4.13            Labor Matters.

(a)            Except as would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent and the Parent Subsidiaries are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws related to labor and employment, including those pertaining to payment of wages and other compensation, overtime, meal and rest break requirements, classification of employees as exempt or non-exempt and classification of workers as employees or independent contractors, hours of work, leaves of absence, equal opportunity, discrimination, harassment, immigration, occupational health and safety, workers’ compensation, background checks, hiring, pre-employment tests, affirmative action, equal pay, restrictive covenants and the payment of social security and other Taxes. There are no, and since January 1, 2022, there have not been any, Legal Proceedings or complaints related to labor or employment matters (including the matters listed in the foregoing sentence), including any such Legal Proceedings or complaints threatened or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration or any other similar Governmental Entity, against or involving Parent or any Parent Subsidiary or pertaining to any employee, independent contractor or consultant of Parent or any Parent Subsidiary. Parent has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from all payments to all current and former Parent Associates and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(b)            Parent and its Subsidiaries are not, and have never been, party to any collective bargaining or other Contract with any labor union or organization. No labor organization or group of employees of Parent or any Parent Subsidiary has made a demand for recognition or certification, and to the Knowledge of Parent, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, or other labor disputes pending or, to the Knowledge of Parent, threatened against or involving Parent or any Parent Subsidiary.

(c)            Except as would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent is in full compliance with the WARN Act, and Parent has never engaged in any redundancies, reductions in force, mass layoffs, plant closings or other employment action that required, or reasonably could have required, advance notice under the WARN Act. No Parent employees have experienced an “employment loss,” as defined in the WARN Act, in the past 90 days.

(d)            As of the date of this Agreement: (i) no claims, allegations, or reports of discrimination, retaliation, harassment, or sexual harassment have been made to Parent by or against any current or former Parent Associate at the level of senior director or above and (ii) Parent has never conducted any investigations or entered into any settlement agreements with respect to any such claims, allegations, or reports.

4.14            Taxes.

(a)            Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)            Parent and the Parent Subsidiaries have filed all Tax Returns that are or have been required to be filed by them, and all such Tax Returns were true, correct and complete.

(ii)            All Taxes required to be paid by Parent or any Parent Subsidiary have been timely paid (whether or not shown or required to be shown on any Tax Return).

(iii)          Parent has made adequate provision in the Parent Balance Sheet for all accrued Taxes of Parent and the Parent Subsidiaries not yet due, and Parent and the Parent Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business since the date of the Parent Balance Sheet.

(iv)          Parent and the Parent Subsidiaries have withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(v)           No deficiency for any Tax has been proposed or assessed by a Governmental Entity in writing against Parent or any Parent Subsidiary which deficiency has not been paid, settled, or withdrawn.

(vi)          There are no Legal Proceedings in respect of Taxes by a Governmental Entity pending or threatened in writing with respect to Parent or any Parent Subsidiary.

(b)            There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any Parent Subsidiary.

(c)            Neither Parent nor any Parent Subsidiary is a resident for any income Tax purpose in any country (other than the country in which it is organized) or subject to income tax therein by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or fixed place of business in that country. In the last three (3) years, no written claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not currently file Tax Returns of a certain type or pay Taxes of a certain type that Parent or such Parent Subsidiary is required to file Tax Returns or pay Taxes of such type that has not since been resolved.

(d)            Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of Taxes or agreed to (or requested) any extension of time with respect to a Tax assessment or deficiency, in each case that is currently in effect (or would become effective if such request were granted), other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)            Neither Parent nor any Parent Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among Parent and any Parent Subsidiary or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax).

(f)            Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a group filing Tax Returns on a consolidated, affiliated, combined, unitary or similar basis other than an affiliated group of which Parent is the common parent or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law), as a transferee or successor, or otherwise by operation of Law.

(g)            Within the past two (2) years, neither Parent nor any Parent Subsidiary has been a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(h)            Neither Parent nor any Parent Subsidiary has ever participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)            Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all transactions (including intragroup transactions) between Parent and the Parent Subsidiaries have been conducted in compliance with the applicable transfer pricing laws in force in the relevant tax years (including, for the avoidance of doubt, Section 482 of the Code (and any corresponding or similar provision of state, local, or non-U.S. Law)).

(j)            Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law) entered into or created prior to the Closing.

(k)            Following the Merger, Parent intends, directly or through Subsidiaries, to continue the “historic business” of the Company or to use a “significant portion” of the “historic business assets” of the Company in a business (within the meaning of Treasury Regulations Section 1.368-1(d)).

(l)            Parent has not taken any action, nor to the Knowledge of Parent, are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15            Intellectual Property.

(a)            For each item of material Registered IP within the Parent Owned IP (“Parent Owned Registered IP”), and each item of material Registered IP within the Parent Licensed IP (“Parent Licensed Registered IP” and, collectively with Parent Owned Registered IP, the “Parent Registered IP”), Section 4.15(a) of the Parent Disclosure Letter identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, patent or registration number and (iv) any other co-owners. To the Knowledge of Parent, each of the patents and patent applications included in the Parent Owned Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business) is pending or, to the Knowledge of Parent, has been threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Registered IP listed on Section 4.15(a) of the Parent Disclosure Letter is being or has been contested or challenged.

(b)            Parent owns all right, title and interest in and to all material Parent Owned IP (other than as disclosed on Section 4.15(a) of the Parent Disclosure Letter), free and clear of all Liens other than Permitted Liens and any Lien caused or created by any action or failure to act by any Person other than Parent or any Parent Subsidiary, and, to the Knowledge of Parent, has the right, pursuant to valid agreements to use all other material Intellectual Property Rights used to conduct the business of Parent and the Parent Subsidiaries as conducted as of the date of this Agreement; provided, however, that the foregoing shall not be construed as a representation or warranty with respect to infringement of the patent rights of any Person. Parent has executed valid and enforceable written agreements with each of its current and former Parent Associates and any other Persons who were or are, as applicable, engaged in creating or developing any material Parent Owned IP, pursuant to which each such Person has: (i) agreed to hold all trade secrets and confidential information of Parent in confidence both during and after (subject to the terms of the applicable agreement) such Person’s employment or retention, as applicable; and (ii) presently assigned to Parent all of such Person’s rights, title and interest in and to all material Intellectual Property Rights, created or developed for Parent or any Parent Subsidiary in the course of such Person’s employment or retention thereby. To the Knowledge of Parent, no party thereto is in default or breach of any such agreements.

(c)            To the Knowledge of Parent, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution is being or was used in the creation of material Parent Owned IP or was used in the creation of any Parent Licensed IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights to such material Parent Owned IP or the right to receive royalties for the practice of such material Parent Owned IP.

(d)            Section 4.15(d) of the Parent Disclosure Letter sets forth each license agreement pursuant to which Parent (i) is granted a license under any Parent Licensed IP or other material Intellectual Property Rights owned by any third party that is used in the conduct of the business of Parent and the Parent Subsidiaries as conducted as of the date of this Agreement (each, a “Parent In-bound License”), other than any Standard Contract, or (ii) grants to any third party a license or sublicense under any material Parent IP (each, a “Parent Out-bound License”), other than any Standard Contract.

(e)            To the Knowledge of Parent: (i) the operation of the business of Parent and the Parent Subsidiaries as currently conducted does not infringe and has not infringed any valid and enforceable Registered IP owned by any third party or misappropriate or otherwise violate any other Intellectual Property Rights owned by any third party; and (ii) no third party is infringing, misappropriating or otherwise violating any material Parent IP. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of Parent, has been threatened in writing) (A) against Parent alleging that the operation of the business of Parent and the Parent Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of any third party or (B) by Parent that any third party has infringed, misappropriated or otherwise violated any of the Parent IP. Since January 1, 2022 and, to the Knowledge of Parent, prior to such date, Parent has not received any written notice or other written communication alleging that the operation of the business of Parent and the Parent Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of any third party.

(f)            Parent has maintained commercially reasonable security and other measures, including measures against unauthorized disclosure, designed to protect the secrecy, confidentiality, and value of its trade secrets and other confidential technical information. No trade secret, know-how, or proprietary information material to the business (with respect to know-how or proprietary information, that has not been publicly disclosed) of Parent or the Parent Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of Parent, has been actually disclosed by Parent or any Parent Subsidiary to any Person other than pursuant to a non-disclosure agreement or other agreement specifying terms and conditions that are reasonable and customary in connection with the relevant relationship for the disclosure and use of such Intellectual Property Rights or information.

(g)            None of the Parent Owned IP or, to the Knowledge of Parent, Parent Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent of any such Parent IP, other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business.

4.16            Data Privacy and Information Security.

(a)            At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Parent Subsidiary have complied with all applicable (i) Privacy Laws, (ii) public-facing policies, notices, and statements of Parent or the Parent Subsidiaries and (iii) Contracts binding upon Parent or any Parent Subsidiary, in the case of each of clauses (i) through (iii), related to privacy, security, or the Processing of Personal Information (collectively, the “Parent Privacy Requirements”).

(b)            At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Parent Subsidiary have implemented, maintained and complied with reasonably appropriate technical, physical, and organizational measures and safeguards designed to protect Personal Information (including against Security Incidents). At all times since January 1, 2022, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor the Parent Subsidiaries nor, to the Knowledge of Parent, any Person Processing Personal Information on behalf of Parent in relation to such Processing of Personal Information has experienced a Security Incident that required notification to another Person under applicable Parent Privacy Requirements.

(c)            Since January 1, 2022, neither Parent nor the Parent Subsidiaries nor, to the Knowledge of Parent, any Person Processing Personal Information on behalf of Parent in relation to such Processing of Personal Information has received written notice, inquiry, request, claim, complaint, correspondence or other communication from, or, to the Knowledge of Parent, been the subject of any investigation or enforcement action by, any Person alleging a material violation of applicable Parent Privacy Requirements.

4.17            Regulatory Matters.

(a)            Parent and each of its Subsidiaries have all Permits required to conduct its business as currently conducted, including all such Permits required by any Governmental Entity, except for such Permits the absence of which would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole (the “Parent Permits”).

(b)            The Parent Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole. Parent and each of its Subsidiaries is in compliance under such Parent Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole.

(c)            Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, since January 1, 2022, Parent and each of its Subsidiaries: (i) is and at all times has been in compliance, to the extent applicable, with all Healthcare Laws and with all Judgments and final guidance having the effect of Law administered or issued by any Governmental Entity exercising authority applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by Parent and each of its Subsidiaries; (ii) has not received any written notice or correspondence from any Governmental Entity alleging or asserting any noncompliance with any Parent Permits; (iii) has not received written notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Parent Permit; and (iv) there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened in writing (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that such Governmental Entity is considering such action. Neither Parent nor any of its Subsidiaries has been required to make any written notices to any Governmental Entity or Person under any Healthcare Law.

(d)            To the Knowledge of Parent, none of Parent nor its Subsidiaries, nor any of Parent’s or its Subsidiaries’ directors, officers, employees, or contractors has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case), at the time such disclosure or statement was made or failure to make occurred, establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, none of Parent nor its Subsidiaries, nor any of Parent’s or its Subsidiaries’ directors, officers, employees, or, to the Knowledge of Parent, contractors, are the subject of any pending or threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(e)            Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, (i) the studies, tests and preclinical and clinical trials, if any, conducted by or on behalf of Parent or any of its Subsidiaries are being conducted or have been conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Parent or its Subsidiaries and all applicable laws and regulations and (ii) since January 1, 2022, neither Parent nor any of its Subsidiaries has received any written notices or correspondence from a Governmental Entity or any institutional review board or comparable authority requiring the termination, clinical hold or partial clinical hold, suspension or material modification of any investigational new drug application, studies, tests or preclinical or clinical trials conducted by or on behalf of Parent or any of its Subsidiaries.

(f)            None of Parent, the Parent Subsidiaries or any of their respective officers or directors or, to the Knowledge of Parent, employees or agents, have been debarred, suspended, or excluded from participation in any Federal Healthcare Program, subject to sanction pursuant to 42 U.S.C. §1320a-7a or §1320a-8, or engaged in any conduct that could reasonably result in debarment, suspension, or exclusion from participation in any Federal Healthcare Program.

4.18          Certain Business Practices. Since January 1, 2022, none of Parent, any Parent Subsidiaries or, to the Knowledge of Parent, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly, (a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which Parent and its Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.

4.19          Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.20          Insurance; Properties.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each insurance policy of Parent or any Parent Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purposed to be in effect, (ii) neither Parent nor any of the Parent Subsidiaries is (with our without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy and (iii) there is no claim by Parent or any of the Parent Subsidiaries pending under any such policies that to the Knowledge of Parent, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice.

(b)            Neither Parent nor any of the Parent Subsidiaries owns any real property or any interest in real property.

(c)            Section 4.20(c) of the Parent Disclosure Letter sets forth a complete list, as of the date hereof, of all written Parent Leases (or a written description of any oral Company Leases) for all of the parcels of Leased Parent Property. Parent and each of the Parent Subsidiaries holds valid and existing leaseholder interest in the Leased Parent Property and has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where Parent or any of its Subsidiaries holds an interest as tenant, subtenant, licensee or other similar party and such real property is material to the business of Parent and its Subsidiaries, taken as a whole (the “Parent Leases”), and all of the Parent Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, there are no leases, subleases, licenses, concessions or other Contracts granting to any party or parties (other than Parent or a Parent Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Parent Lease.

4.21          Ownership and Operations of Merger Sub . Parent directly owns all of the outstanding shares of common stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this Agreement. The authorized shares of common stock of Merger Sub consist of 1,000 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.

4.22          Form S-4 and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in: (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

4.23          Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent or Parent Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, Parent has furnished to the Company true and complete copies of all agreements between Parent or its Subsidiaries and the Parent Financial Advisor relating to the transactions contemplated hereby.

4.24          Opinion of Financial Advisor. As of the date of this Agreement, the Parent Special Committee has received the opinion of the Parent Financial Advisor, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to the Company solely for informational purposes (it being agreed that neither the Company nor any of their respective affiliates or Representatives, shall have the right to rely on such opinion).

Article V
COVENANTS

5.1            Interim Operations.

(a)            Conduct of Business by the Company. Except for (1) matters set forth in Section 5.1(a) of the Company Disclosure Letter, (2) as expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby), (3) as required by applicable Law or (4) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms (such time, the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and material business relationships.

(b)            Interim Prohibitions on the Conduct of the Company. Without limiting the generality of the foregoing, except for (1) matters set forth in Section 5.1(b) of the Company Disclosure Letter, (2) as expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby), (3) as required by applicable Law or (4) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i)            (A) amend the Company Charter or the Company Bylaws (including by merger, consolidation or otherwise) or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary (including by merger, consolidation or otherwise);

(ii)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of Shares to satisfy the exercise price or Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards and (3) the acquisition by the Company of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to acquire Shares held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of the Company or any Company Subsidiary upon termination of such Person’s employment or engagement by the Company or any Company Subsidiary;

(iii)          issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, other than Permitted Liens (except for transactions among the Company and wholly owned Company Subsidiaries) (A) any shares of capital stock of the Company or any Company Subsidiary, (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, or (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, except, in each case of clauses (A) through (C), for issuing Shares upon the exercise of Company Options, or the settlement or vesting of Company RSUs, Company PSUs or other equity awards outstanding under the Company Stock Plans in accordance with their respective terms as of the date hereof;

(iv)          except as required by the terms of any Company Plan set forth on Section 3.12(a) of the Company Disclosure Letter as in effect on the date hereof: (A) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits payable to any current or former Company Associate; (B) grant, award, announce or pay any bonus, retention, severance, change in control or other similar bonus or similar compensation to any current or former Company Associate or any other Person, (C) establish any Company Plan or amend, terminate or increase the benefits or costs provided under any Company Plan, (D) accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to any current or former Company Associates, (E) hire, engage, promote or terminate (without cause) any employee, consultant or independent contractor of the Company or the Company Subsidiaries or (F) allow for the commencement of any new offering periods under the Company ESPP;

(v)           make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi)          directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person (other than any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries);

(vii)         sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any properties, rights or assets (including any Company IP) that are material to the Company and its Subsidiaries, taken as a whole, (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to Contracts in effect on the date of this Agreement and made available to Parent prior to the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) for any transactions among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice or (E) with respect to Company IP, (1) abandonment in the ordinary course of prosecution at any intellectual property office or registrar, other than with respect to any issued or granted Company Registered Intellectual Property or (2) the grant of non-exclusive licenses in the ordinary course of business;

(viii)        incur any Indebtedness;

(ix)           make or incur any capital investment or capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;

(x)            waive, release, assign, settle or compromise any Legal Proceeding or complaint;

(xi)           enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other Contract with any labor union;

(xii)          subject to a Lien (other than Permitted Liens), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks, or enter into licenses or agreements that impose material restrictions upon the Company or any Company Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(xiii)         (1) amend in any material respect, modify in any material respect or terminate or waive, release or assign any material right under any Company Material Contract or (2) enter into, amend in any material respect, modify in any material respect or terminate or waive, release or assign any material right under any Contract that would be a Company Material Contract if it had been entered into prior to the date of this Agreement;

(xiv)        make, change or revoke any material Tax election, change any method of Tax accounting or annual Tax accounting period, amend any material Tax Return, settle any claim, action or proceeding relating to material Taxes, waive any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement or enter into any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between or among the Company and any Company Subsidiary or (B) with third parties made in the ordinary course of business, the principal purpose of which is not Tax);

(xv)         enter into any new line of business outside of its and the Company Subsidiaries’ existing business;

(xvi)        Commence any Clinical Trial, or any new stage of a Clinical Trial that is ongoing as of the date of this Agreement;

(xvii)       take any action set forth on Section 5.1(b)(xvii) of the Company Disclosure Letter;

(xviii)      restructure, reorganize, dissolve or liquidate the Company or any Company Subsidiary; or

(xix)         authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c)            Conduct of Business by Parent. Except for (1) matters set forth in Section 5.1(c) of the Parent Disclosure Letter (2) as expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby), (3) as required by applicable Law or (4) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and material business relationships.

(d)            Interim Prohibitions on the Conduct of Parent. Without limiting the generality of the foregoing, except for (1) matters set forth in Section 5.1(d) of the Parent Disclosure Letter, (2) as expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby), (3) as required by applicable Law or (4) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i)            (A) amend the Parent Charter or the Parent Bylaws (including by merger, consolidation or otherwise) or (B) amend in any material respect the charter or organizational documents of any Parent Subsidiary (including by merger, consolidation or otherwise);

(ii)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of Parent Common Stock to satisfy the exercise price or Tax obligations with respect to awards granted pursuant to any Parent stock plan, (2) the acquisition by Parent of awards granted pursuant to any Parent stock plan in connection with the forfeiture of such awards, and (3) the acquisition by Parent of Parent Common Stock outstanding as of the date hereof pursuant to Parent’s right (under written commitments in effect as of the date hereof) to acquire shares of Parent Common Stock held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of Parent or any Parent Subsidiary upon termination of such Person’s employment or engagement by Parent or any Parent Subsidiary;

(iii)          issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, other than Permitted Liens (except for transactions among Parent and wholly owned Parent Subsidiaries) and excluding the shares issuable as Merger Consideration: (A) any shares of capital stock of Parent or any Parent Subsidiary, (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary except for compensatory grants in the ordinary course of business of Parent consistent with past practice and in accordance with Section 5.1(d)(iii) of the Parent Disclosure Letter, in each case of clauses (A) through (C), excluding shares of Parent Common Stock issuable upon the exercise of options or other equity awards outstanding under Parent’s equity incentive or stock purchase plans in accordance with their respective terms as of the date hereof;

(iv)          make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(v)           directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person (other than any transaction solely between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries);

(vi)          sell, lease (as lessor), license, covenant not to assert, mortgage and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any properties, rights or assets (including any Parent IP) that are material to Parent and its Subsidiaries, taken as a whole, (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to Contracts in effect on the date of this Agreement and made available to the Company (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) for any transactions among Parent and the wholly owned Parent Subsidiaries in the ordinary course of business consistent with past practice or (E) with respect to Parent IP, (1) abandonment in the ordinary course of prosecution at any intellectual property office or registrar, other than with respect to any issued or granted Parent Registered Intellectual Property or (2) the grant of non-exclusive licenses in the ordinary course of business;

(vii)         incur any Indebtedness;

(viii)        waive, release, assign, settle or compromise any Legal Proceeding or complaint;

(ix)           enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other Contract with any labor union;

(x)            subject to a Lien (other than Permitted Liens), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks, or enter into licenses or agreements that impose material restrictions upon Parent or any Parent Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(xi)           make, change or revoke any material Tax election, change any method of Tax accounting or annual Tax accounting period, amend any material Tax Return, settle any claim, action or proceeding relating to material Taxes, waive any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement or enter into any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (A) exclusively between or among Parent and any Parent Subsidiary or (B) with third parties made in the ordinary course of business, the principal purpose of which is not Tax);

(xii)          enter into any new line of business outside of its and the Parent Subsidiaries’ existing business;

(xiii)         Commence any Clinical Trial, or any new stage of a Clinical Trial that is ongoing as of the date of this Agreement;

(xiv)         restructure, reorganize, dissolve or liquidate Parent or any Parent Subsidiary; or

(xv)         authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(e)            Notice of Material Events. During the Pre-Closing Period, each Party shall promptly notify the other Party in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely or (in the case of the Company) that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, a Party shall promptly advise the other Party in writing of: (i) any claim asserted or Legal Proceeding commenced, or, to the Party’s Knowledge, either: (A) with respect to a Governmental Entity, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to, involving or otherwise affecting any of the transactions contemplated hereby; (ii) any Knowledge by such Party of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other transactions contemplated hereby; and (iii) any other material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any Party or its respective Subsidiaries. No notification given pursuant to this Section 5.1(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of such Party contained in this Agreement.

(f)            All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 5.1 shall be in writing and shall be deemed given as provided for in Section 8.8, and, in each case, shall be addressed to such individuals as the Parties shall designate in writing from time to time.

(g)            Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.2            Company Acquisition Proposals; Company Change in Recommendation.

(a)            No Solicitation or Negotiation.

(i)            During the Pre-Closing Period, except as expressly permitted by this Section 5.2, the Company and its and its Subsidiaries’ directors and officers shall not, and shall not direct any of its and their respective employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, along with such directors and officers, “Representatives”) to, directly or indirectly:

(A)            solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

(B)            participate in any discussions or negotiations or cooperate in any way with any Person regarding any proposal or offer the consummation of which would constitute a Company Acquisition Proposal;

(C)            provide any information or data concerning the Company or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Company Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Company Acquisition Proposal;

(D)            enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;

(E)            adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational or other governing documents; or

(F)            resolve, publicly propose or agree to do any of the foregoing.

(ii)           The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that could reasonably be expected to lead to a Company Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement, the Company shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Company Acquisition Proposal within the last 30 days, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Company Acquisition Proposal, effective on the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person. The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any Person (other than Parent), and, subject to Section 5.2(b), shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Company Acquisition Proposal.

(b)            Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may, in response to an unsolicited, bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach, in any material respect, of Section 5.2(a) and so long as it has provided prior written notice to Parent of the identity of such Person and its intention to engage or participate in any discussions or negotiations with any such Person, (i) contact the Person or group of Persons making such Company Acquisition Proposal to clarify the terms and conditions thereof, (ii) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Company Acquisition Proposal; provided, that such information has previously been made available to Parent or is provided to Parent substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the terms of the Confidentiality Agreement are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of a Company Acquisition Proposal) and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii), the Company Board determines in good faith after consultation with outside legal counsel that (A) after consultation with an independent financial advisor that such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)            Notice. The Company shall promptly (and, in any event, within 24 hours) notify Parent (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Company Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Company Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from the Company or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Company Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Parent informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional written requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibits the Company from complying with its obligations under this Section 5.2. The Company further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibit the Company from complying with its obligations under this Section 5.2.

(d)            Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means any proposal (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of securities of the Company; (ii) issuance or acquisition of securities representing more than 15% of the outstanding shares of any class of securities of the Company; (iii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the Company Subsidiaries that constitute or account for (A) more than 15% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company or (B) more than 15% of the fair market value of the consolidated assets of the Company; or (iv) any liquidation or dissolution of the Company.

“Company Intervening Event” means any Effect that has a material effect on the Company and its Subsidiaries, taken as a whole, occurring or arising after the date of this Agreement that: (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which Effect becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval and (ii) does not relate to (A) a Company Acquisition Proposal; (B)(1) any changes in the market price or trading volume of the Company or Parent (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (3) any events or developments relating to Parent or any of the Parent Affiliates, (4) any Effect generally affecting the industries in which Company or Parent operate or in the economy generally or other general business, financial or market conditions or (5) any change in any applicable Law; or (C) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to the Agreement or the consummation of the transactions contemplated hereby.

“Company Superior Proposal” means any bona fide, binding, written Company Acquisition Proposal on terms which the Company Board determines in its good faith judgment, after consultation with outside counsel and an independent financial advisor, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.2(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal); provided, that, for purposes of the definition of “Company Superior Proposal,” the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “80%.”

(e)            No Company Change in Recommendation or Company Alternative Acquisition Agreement. Except as provided in Section 5.2(f) and Section 5.2(g), the Company Board and each committee of the Company Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, or remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus (each, a “Company Change in Recommendation”) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(a)) relating to or that could reasonably be expected to lead to any Company Acquisition Proposal or requiring the Company (or that would require or could reasonably be expected to require the Company) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated hereby (a “Company Alternative Acquisition Agreement”).

(f)            Fiduciary Exception to No Company Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.2(e), following receipt of an unsolicited, bona fide written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of Section 5.2(a) and with respect to which the Company has received a written, definitive form of Company Alternative Acquisition Agreement that has not been withdrawn, and the Company Board determining in good faith, after consultation with independent financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation with respect to such Company Superior Proposal, if all of the following conditions are met:

(i)            the Company shall have complied with the provisions of this Section 5.2, and the Company and the Company Board (x) shall have provided to Parent four (4) Business Days’ prior written notice, which shall state expressly: (A) that it has received an unsolicited bona fide written Company Acquisition Proposal that constitutes a Company Superior Proposal, (B) the material terms and conditions of such Company Superior Proposal (including the consideration offered therein and the identity of the Person or group making such Company Superior Proposal), together with an unredacted copy of the Company Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice to Parent and an additional two (2) Business Day period) and (C) that, subject to Section 5.2(f)(ii), the Company Board has determined to effect a Company Change in Recommendation; and (y) prior to making such a Company Change in Recommendation, (1) shall have engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal and (2) in determining whether to make a Company Change in Recommendation, shall take into account any changes to the terms of this Agreement proposed in writing by Parent; and

(ii)            the Company Board shall have determined, in good faith, after consultation with its independent financial advisor and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Company Superior Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)            Company Change in Recommendation Due to Company Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.2(e), upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation, if all of the following conditions are met:

(i)            the Company and the Company Board (x) shall have provided to Parent four (4) Business Days’ prior written notice, which shall (A) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Company Intervening Event shall require a new notice to Parent and an additional two (2) Business Day period), and (B) state expressly that, subject to Section 5.2(g)(ii) below, the Company Board has determined to effect a Company Change in Recommendation and (y) prior to making such a Company Change in Recommendation, shall have engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent in such a manner that the failure of the Company Board to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with Section 5.2(g)(ii) would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)            the Company Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make a Company Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h)            Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided, that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Company Board is affirmed or remains unchanged; provided, further, that this Section 5.2(h) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Section 5.2(f) or Section 5.2(g). The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal or Company Superior Proposal prior to the termination of this Agreement in accordance with Article VII.

(i)            Breach by Representatives. The Company agrees any action taken by any director, officer, outside legal counsel or Company Affiliate or by the Company Financial Advisor (collectively, the “Company Specified Representatives”) that, if taken by Company, would constitute a breach of any provision set forth in this Section 5.2 shall be deemed to constitute a breach of such provision by the Company.

5.3            Parent Acquisition Proposals; Parent Change in Recommendation.

(a)            No Solicitation or Negotiation.

(i)            During the Pre-Closing Period, except as expressly permitted by this Section 5.3, Parent and its and its Subsidiaries’ directors and officers shall not, and shall not direct any of its and their respective Representatives to, directly or indirectly:

(A)            solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL), any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal;

(B)            participate in any discussions or negotiations or cooperate in any way with any Person regarding any proposal or offer the consummation of which would constitute a Parent Acquisition Proposal;

(C)            provide any information or data concerning Parent or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Parent Acquisition Proposal or for the purpose of soliciting, initiating, inducing, encouraging or facilitating a Parent Acquisition Proposal;

(D)            enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to a Parent Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal;

(E)            adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); take any action or exempt any Person (other than the Company and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Parent’s organizational or other governing documents; or

(F)            resolve, publicly propose or agree to do any of the foregoing.

(ii)           Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that could reasonably be expected to lead to a Parent Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Parent Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement, Parent shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Parent Acquisition Proposal within the last 30 days, to the effect that Parent is ending all discussions and negotiations with such Person with respect to any Parent Acquisition Proposal, effective on the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person. Parent shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between Parent and any Person (other than the Company), and, subject to Section 5.3(b), shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Parent Acquisition Proposal.

(b)            Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.3(a), prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent may, in response to an unsolicited, bona fide written Parent Acquisition Proposal (which Parent Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach, in any material respect, of Section 5.3(a) and so long as it has provided prior written notice to the Company of the identity of such Person and its intention to engage or participate in any discussions or negotiations with any such Person, (i) contact the Person or group of Persons making such Parent Acquisition Proposal to clarify the terms and conditions thereof, (ii) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person who made such Parent Acquisition Proposal; provided, that such information has previously been made available to the Company or is provided to the Company substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the terms of the Confidentiality Agreement are on the Company (it being understood that such confidentiality agreement need not prohibit the making or amending of a Parent Acquisition Proposal), and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Parent Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii), the Parent Board determines in good faith after consultation with outside legal counsel that (A) after consultation with an independent financial advisor that such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)            Notice. Parent shall promptly (and, in any event, within 24 hours) notify the Company (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Parent Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Parent Acquisition Proposal are received by Parent, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal from Parent or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Parent Acquisition Proposal are sought to be initiated or continued with Parent, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep the Company informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional written requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above. Parent agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibits Parent from complying with its obligations under this Section 5.3. Parent further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibit Parent from complying with its obligations under this Section 5.3.

(d)            Definitions. For purposes of this Agreement:

“Parent Acquisition Proposal” means any proposal (other than a proposal or offer by the Company or any of its Subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of securities of Parent; (ii) issuance or acquisition of securities representing more than 15% of the outstanding shares of any class of securities of Parent; (iii) except as permitted pursuant to Section 5.1(d) of this Agreement or as disclosed in Section 5.1(d) of the Parent Disclosure Letter, any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Parent and of the Parent Subsidiaries that constitute or account for (A) more than 15% of the consolidated net revenues of Parent, consolidated net income of Parent or consolidated book value of Parent or (B) more than 15% of the fair market value of the consolidated assets of Parent; or (iv) any liquidation or dissolution of Parent.

“Parent Intervening Event” means any Effect that has a material effect on Parent and its Subsidiaries, taken as a whole, occurring or arising after the date of this Agreement that: (i) was not known to, or reasonably foreseeable by, the Parent Board prior to the execution of this Agreement, which Effect becomes known to, or reasonably foreseeable by, the Parent Board prior to the receipt of the Parent Stockholder Approval and (ii) does not relate to (A) a Parent Acquisition Proposal; (B)(1) any changes in the market price or trading volume of the Company or Parent (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (3) any events or developments relating to the Company or any of the Company Affiliates, (4) any event or development generally affecting the industries in which Company or Parent operate or in the economy generally or other general business, financial or market conditions or (5) any change in any applicable Law; or (C) any Effect to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to the Agreement or the consummation of the transactions contemplated hereby.

“Parent Superior Proposal” means any bona fide, binding, written Parent Acquisition Proposal on terms which the Parent Board determines in its good faith judgment, after consultation with outside counsel and an independent financial advisor, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.3(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal); provided, that for purposes of the definition of “Parent Superior Proposal”, the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “80%.”

(e)            No Parent Change in Recommendation or Parent Alternative Acquisition Agreement. Except as provided in Section 5.3(f) and Section 5.3(g), the Parent Board and each committee of the Parent Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Parent Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, or remove the Parent Board Recommendation from or fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus (a “Parent Change in Recommendation”) or (ii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(a)) relating to or that could reasonably be expected to lead to any Parent Acquisition Proposal or requiring Parent (or that would require or could reasonably be expected to require Parent) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated hereby (a “Parent Alternative Acquisition Agreement”).

(f)            Fiduciary Exception to No Parent Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.3(e), following receipt of an unsolicited, bona fide written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a breach of Section 5.3(a) and with respect to which Parent has received a written, definitive form of Parent Alternative Acquisition Agreement that has not been withdrawn, and the Parent Board determining in good faith, after consultation with independent financial advisors and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation with respect to such Parent Superior Proposal, if all of the following conditions are met:

(i)            Parent shall have complied with the provisions of this Section 5.3, and Parent and the Parent Board shall have (x) provided to the Company four (4) Business Days’ prior written notice, which shall state expressly: (A) that it has received an unsolicited bona fide written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (B) the material terms and conditions of such Parent Superior Proposal (including the consideration offered therein and the identity of the Person or group making such Parent Superior Proposal), together with an unredacted copy of the Parent Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to such Parent Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Parent Superior Proposal shall require a new notice to the Company and an additional two (2) Business Day period) and (C) that, subject to Section 5.3(f)(ii), the Parent Board has determined to effect a Parent Change in Recommendation, and (y) prior to making such a Parent Change in Recommendation, (1) shall have engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by the Company such that the Parent Alternative Acquisition Agreement ceases to constitute a Parent Superior Proposal and (2) in determining whether to make a Parent Change in Recommendation, shall take into account any changes to the terms of this Agreement proposed in writing by Parent; and

(ii)           the Parent Board shall have determined, in good faith, after consultation with its independent financial advisor and outside legal counsel, that, in light of such Parent Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Parent Superior Proposal continues to constitute a Parent Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Parent Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)            Parent Change in Recommendation Due to Parent Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.3(e), upon the occurrence of any Parent Intervening Event, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:

(i)            Parent and the Parent Board (x) shall have provided to the Company four (4) Business Days’ prior written notice, which shall (A) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Parent Intervening Event shall require a new notice to the Company and an additional two (2) Business Day period) and (B) state expressly that, subject to Section 5.3(g)(ii), the Parent Board has determined to effect a Parent Change in Recommendation and (y) prior to making such a Parent Change in Recommendation, shall have engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by the Company in such a manner that the failure of the Parent Board to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with Section 5.3(g)(ii) would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)           the Parent Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that in light of such Parent Intervening Event and taking into account any revised terms proposed in writing by the Company, the failure to make a Parent Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h)            Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided, that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Parent Board is affirmed or remains unchanged; provided, further, that this Section 5.3(h) shall not be deemed to permit Parent or the Parent Board to effect a Parent Change in Recommendation except in accordance with Section 5.3(f) or Section 5.3(g). Parent shall not submit to the vote of its stockholders any Parent Acquisition Proposal or Parent Superior Proposal prior to the termination of this Agreement in accordance with Article VII.

(i)             Breach by Representatives. Parent agrees any action taken by any director, officer, outside legal counsel or Parent Affiliate or by the Parent Financial Advisor (collectively, the “Parent Specified Representatives”) that, if taken by Parent, would constitute a breach of any provision set forth in this Section 5.3 shall be deemed to constitute a breach of such provision by Parent.

5.4            Information Supplied.

(a)            The Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Company Stockholders Meeting and the Parent Stockholders Meeting. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and confidentially submit to, followed as promptly as practicable by public filing with, the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which a preliminary form of the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning the Company and the holders of Shares and Parent and the holders of the capital stock of Parent, as applicable, as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and Parent’s stockholders, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

(b)            No confidential submission, filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no confidential submission, filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by the Company or Parent, in each case without providing the other Party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Company Change in Recommendation or a Parent Change in Recommendation, as applicable), and each Party shall consider in good faith all comments reasonably proposed by the other Party. Each of the Company and Parent shall promptly provide the other with copies of all such confidential submission, filings, amendments or supplements to the extent not publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Form S-4 or Joint Proxy Statement/Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company or the stockholders of Parent, as applicable. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement/Prospectus, or for additional information and shall supply each other with copies of (i) all material correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4, Joint Proxy Statement/Prospectus or the Merger and (ii) all orders of the SEC relating to the Form S-4. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/Prospectus will be made by either Party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each Party shall consider in good faith all comments reasonably proposed by the other Party. The Parties will cause the Form S-4 and Joint Proxy Statement/Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act.

5.5            Company and Parent Stockholder Meetings.

(a)            Company Stockholders Meeting.

(i)            The Company will, as promptly as practicable in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Form S-4 (the “Company Stockholders Meeting”). The Company shall use its reasonable best efforts to hold the Company Stockholders Meeting on the same day as the Parent Stockholders Meeting as soon as practicable after the date on which the Form S-4 becomes effective. Subject to the provisions of Section 5.2(f) and Section 5.2(g), the Company Board shall include the Company Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to (i) solicit proxies from its stockholders in favor of adoption of this Agreement and (ii) secure the vote or consent of its stockholders required by the rules of Nasdaq to obtain such approvals including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding the foregoing, (x) if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Stockholder Approval, whether or not a quorum is present or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may (and, if requested by Parent, the Company shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting and (y) the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting, as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).

(ii)            Notwithstanding any Company Change in Recommendation, the Company shall submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(b)            Parent Stockholders Meeting.

(i)            Parent will, as promptly as practicable in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of capital stock of Parent to consider and vote upon the Parent Share Issuance. Parent shall use its reasonable best efforts to hold the Parent Stockholders Meeting on the same day as the Company Stockholders Meeting and as soon as practicable after the date on which the Form S-4 becomes effective, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Form S-4. Subject to the provisions of Section 5.3(f) and Section 5.3(g), the Parent Board shall include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the Parent Share Issuance and shall use its reasonable best efforts to (i) solicit proxies from its stockholders in favor of adoption of this Agreement and (ii) secure the vote or consent of its stockholders required by the rules of Nasdaq to obtain such approvals including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding the foregoing, (x) if on or before the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies representing the Parent Stockholder Approval, whether or not a quorum is present, or (B) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may (and, if requested by the Company, Parent shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting and (y) Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting, as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).

(ii)            Notwithstanding any Parent Change in Recommendation, Parent shall seek the Parent Stockholder Approval at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the approval of the Parent Share Issuance) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

5.6            Regulatory Cooperation.(a) Parent and the Company shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated hereby; (ii) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other transactions contemplated hereby (iii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other transactions contemplated hereby, including promptly seeking all such actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals required under any Antitrust Law.

(b)            Without limiting the foregoing, each Party shall use its commercially reasonable efforts (i) to cooperate with the other and to file or otherwise submit, as soon as practicable, all applications, notices, reports, filings and other documents required to be filed by such Party with or otherwise submitted by such Party to any Governmental Entity with respect to the transactions contemplated hereby under applicable Law, (ii) to respond promptly to requests for information or documentary material requested by any Governmental Entity, (iii) to keep the other Party promptly informed of any communication from or to any Governmental Entity and (iv) to consummate and make effective in the most expeditious manner practicable the transactions contemplated by this Agreement. Parent shall, on behalf of the Parties, control and lead all communications and strategy relating to any filing, submission, investigation or litigation in connection with any applicable Antitrust Laws or Legal Proceeding, considering in good faith the views of the Company.

5.7            Access. During the Pre-Closing Period, upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford the other Party’s Representatives reasonable access (at the requesting Party’s cost) under the supervision of appropriate personnel of the other Party, during normal business hours, to the other Party’s, and each of its Subsidiaries’ employees, properties, assets, books and records and Contracts and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided, that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further, that the foregoing shall require neither the Company nor Parent to permit any invasive sampling or testing or to disclose any information pursuant to this Section 5.7 to the extent that (i) in the reasonable good faith judgment of such Party, any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 5.7, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. All requests for information made pursuant to this Section 5.7 shall be directed in writing to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer.

5.8            Stock Exchange Listing, De-listing and De-registration.

(a)            Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b)            The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on Nasdaq to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as possible following the Effective Time.

5.9            Publicity. The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (b) any press release or public statement that in the good faith judgment of the applicable Party is consistent with prior press releases issued or public statements made in compliance with this Section 5.9, (c) any internal announcements to employees regarding the Merger, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), or (d) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with this Agreement or the other Party’s response thereto. During the Pre-Closing Period, the Company and Parent shall consult in good faith with each other prior to issuing or making, and provide each other the reasonable opportunity to review, any press releases or other public announcements with respect to such Party’s clinical or preclinical studies, tests or trials or other material information regarding its products or product candidates.

5.10          Expenses. Except as otherwise provided in Section 7.5 and Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

5.11          Indemnification; Directors’ and Officers’ Insurance.

(a)            All rights to indemnification by the Company existing in favor of those Persons who are current or former directors and officers of the Company, and any person who becomes a director or officer of it prior to the Effective Time (the “Indemnified Persons”) for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Company Charter and Company Bylaws and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and be observed, honored and fulfilled, in all respects, by the Surviving Corporation and its Subsidiaries (and Parent shall cause such observance and performance) to the fullest extent permitted by Delaware Law for a period of six (6) years from the date on which the Merger becomes effective (the “Indemnification Period”). In addition, during the Indemnification Period, each of the Surviving Corporation and its Subsidiaries will (and Parent will cause the Company and its Subsidiaries to) cause its certificate of incorporation, bylaws and other similar organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter and Company Bylaws, as applicable. During the Indemnification Period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to this Section 5.11, whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner adverse to any applicable Indemnified Persons except as required by applicable Law.

(b)            Without limiting the generality of Section 5.11(a) and without expanding (1) the obligations of Parent or its Affiliates (including the Surviving Corporation), or (2) the rights of any Indemnified Person, under the Company Charter, Company Bylaws or the other similar organizational documents of the Subsidiaries of the Company or any indemnification agreement between the Company and an Indemnified Person (as in effect as of the date of this Agreement and as set forth on Section 5.11(b) of the Company Disclosure Letter), during the Indemnification Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, in accordance with provisions set forth in the Company Charter, the Company Bylaws or the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement, or pursuant to any indemnification agreements with the Company or any of its Subsidiaries in effect as of the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including the advancement of attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries (for their acts and omissions occurring prior to the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent, or Merger Sub with respect to the Merger (in each case with respect to acts and omissions occurring prior to the Effective Time). Notwithstanding the foregoing, if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 5.11(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved.

(c)            Prior to the Effective Time, the Company shall purchase, at its expense, a six (6) year “tail” policy (the “Tail Policy”) for the D&O Insurance maintained by the Company as of the date of this Agreement in the form delivered or made available by the Company to Parent prior to the date of this Agreement at a premium not to exceed 300% of the annual premiums currently paid by the Company for such insurance. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect. Notwithstanding the foregoing, if the Company, in its good faith exercise of commercially reasonable efforts, is unable to purchase a “tail” coverage on the terms and at a premium described in this Section 5.11(c), then, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect for the benefit of the Indemnified Persons directors’ and officers’ liability insurance coverage with limits and on terms and conditions no less favorable to the Indemnified Persons than the D&O Insurance.

(d)            The obligations set forth in this Section 5.11 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (and his or her heirs and representatives) without the prior written consent of such affected Indemnified Person (or his or her heirs and representatives). Each of the Indemnified Persons (and his or her heirs and representatives) who are beneficiaries pursuant to the Tail Policy are intended to be third party beneficiaries of this Section 5.11, with full rights of enforcement. The rights of the Indemnified Persons (and his or her heirs and representatives) pursuant to this Section 5.11 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Company Charter and Company Bylaws, (ii) the similar organizational documents of the Subsidiaries of the Company, (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries (as in effect as of the date of this Agreement and as set forth on Section 5.11(b) of the Company Disclosure Letter) or (iv) applicable Law.

(e)            In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.11.

5.12          Takeover Statutes. The Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (a) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (b) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action reasonably appropriate to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.

5.13          Section 16(b). The Company Board and the Parent Board (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions within its control as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14          Stockholder Litigation.

(a)            The Company and Parent shall notify the other, in writing and promptly after acquiring Knowledge thereof, of any Legal Proceeding related to this Agreement, the Merger or the other transactions contemplated hereby that is brought against or, to the Knowledge of the Company or Parent, threatened against, the Company, Parent, and of their respective Subsidiaries or any of their respective directors or officers and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Each Party shall provide the other (a) the opportunity to participate in the defense of any such Legal Proceedings relating to stockholder litigation and (b) the right to review and comment on all material filings or responses to be made by the Company or Parent, as applicable, in connection with any such Legal Proceedings (and the Company or Parent, as applicable, shall in good faith take such comments and other advice into consideration). The Parties agree to cooperate in the defense and settlement of any such Legal Proceedings, and the Company shall not settle any such Legal Proceeding without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(b)            For purposes of this Section 5.14, “participate” means that the other Party will be kept reasonably apprised of proposed strategy and other significant decisions with respect to any applicable Legal Proceeding by the Company or Parent, as applicable (to the extent the attorney-client privilege between such Party and its counsel is not undermined or otherwise affected), and will have the right to review and comment on all material filings or responses to be made in connection with any such Legal Proceeding (and the other Party shall in good faith take such comments and other advice into consideration), but will not be afforded any decision-making power or authority over such Legal Proceeding, except for the right to consent to any settlement as set forth in this Section 5.14.

5.15          Certain Tax Matters.

(a)            FIRPTA Certificate. At or prior to the Closing, the Company shall provide to Parent a properly executed certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, in each case, in form and substance reasonably acceptable to Parent; provided, however, that Parent’s sole recourse with respect to the failure of the Company to comply with this Section 5.15(a) shall be to withhold the appropriate Taxes from the Merger Consideration as required by applicable Law.

(b)            Intended Tax Treatment. The Parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent, the Company and Merger Sub are to be parties under Section 368(b) of the Code and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Entity following a diligently contested audit. The Parties shall cooperate with each other and their respective counsel to document the Intended Tax Treatment. In the event that the Company requests, or the SEC requests or requires, a tax opinion with respect to any discussion in the Form S-4 of the United States federal income tax consequences to the Company stockholders of the transactions contemplated by this Agreement, such tax opinion shall be provided by Fenwick & West LLP (or other nationally recognized law firm reasonably acceptable to the Company and Parent) at a “more likely than not” or higher level of assurance, and each of Parent and the Company shall execute and deliver tax representation letters, in the form attached as Exhibit B, to Fenwick & West LLP (or such other counsel) upon which it shall be entitled to rely in rendering such tax opinion.

5.16          Post-Closing Board of Directors. The Parties shall take all actions that are reasonably necessary such that, from and after the Effective Time, (1) the Parent Board shall be increased to nine (9) individuals (the “Parent Board Expansion”) and (2) the individuals listed on Schedule 5.16 are elected or appointed, as applicable, to the positions of directors of Parent to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law and Parent’s Organizational Documents. If any individual listed on Schedule 5.16 is unable or unwilling to serve as a director of Parent, the Company shall promptly, and in any event at least at least 20 Business Days prior to the Closing Date, designate a successor to such individual (which successor shall be reasonably acceptable to Parent).

5.17          Termination of Company Plans. The Company shall take any and all actions required (including, without limitation, the adoption of resolutions by the Company Board of Directors, which shall be subject to approval by Parent) to terminate the Company ESPP, Company Stock Plans, and to amend, suspend or terminate any other Company Plan Parent so requests (which request shall be made not less than ten (10) Business Days prior to the Effective Time), in each case effective immediately prior to the Effective Time to the extent such actions are permitted by Law (including any required prior notice obligations).

5.18          Employee Matters.

(a)            Parent Severance Obligations. Parent agrees to assume all the obligations of the Company under the Company Severance Plan with respect to any Company Employee who is subject to an Involuntary Termination (as defined in the Company Severance Plan) during the period commencing three months prior to the Closing Date and ending on the first (1st) anniversary following the Closing Date.

(b)            Post-Closing Protection Period. For the period commencing on the Effective Time and ending on the earlier of (A) the first (1st) anniversary of the Effective Time and (B) the date of termination of the Company Employee (such earlier period, the “Continuation Period”), Parent shall cause the Surviving Corporation or its Affiliates to provide to each current Company Employee as of the Effective Time who remains so employed immediately after the Effective Time (“Company Employees”) (i) base compensation and annual target bonus that, in each case, is no less favorable than was provided to the Company Employees immediately before the Effective Time and (ii) employee benefits (other than stock purchase plans, change in control, transaction, nonqualified deferred compensation, defined benefit pension, profit sharing or employer matching contributions to a defined contribution pension plan or post-employment welfare plans or arrangements) that are substantially comparable in the aggregate to those that were provided to the Company Employee immediately before the Effective Time under the Company Benefit Plans set forth on Section 3.12(a) of the Company Disclosure Letter (subject to the same exclusions); provided, however, that nothing set forth in this Section 5.18 will require Parent to provide compensation in the form of equity or equity-based compensation.

(c)            Service Crediting. For all purposes of vesting, eligibility to participate and level of benefits under the corresponding employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts to cause each Company Employee to be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to any defined benefit pension benefits or to the extent that its application would result in a duplication of compensation or benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan is comparable to and replaces a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and vision insurance benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived or satisfied under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent such amounts were credited to such person for the same purpose under the Old Plan.

(d)            No Employment Commitments. Without limiting the generality of Section 8.10, the provisions of this Section 5.18 are solely for the benefit of the Parties to this Agreement, and (i) no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, (ii) nothing herein shall be construed as an amendment to, or the establishment, modification or termination of, any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose, (iii) subject to compliance with this Section 5.18, nothing herein shall alter or limit Parent’s, the Company's or any of their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, and (iv) nothing herein shall confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Article VI
CONDITIONS

6.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction (or waiver by Parent and the Company) at or prior to the Closing of each of the following conditions:

(a)            Stockholder Approvals. (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the Company Charter and the Company Bylaws and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the Parent Charter and the Parent Bylaws.

(b)            Law; Judgment. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

(c)            Nasdaq Listing. The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d)            Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued.

6.2            Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver by Parent) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.3 (Capital Structure), 3.4 (Corporate Authority and Approval), 3.8(a) and 3.8(c) (Absence of Changes), 3.22 (Brokers and Finders) and 3.23 (Opinion of Financial Advisor)) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.3 (Capital Structure) (other than Section 3.3(a) and 3.3(d)), 3.4 (Corporate Authority and Approval), 3.22 (Brokers and Finders) and 3.23 (Opinion of Financial Advisor) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date); (iii) the representations and warranties of the Company contained in Section 3.3(a) and 3.3(d) (Capital Structure) shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date); and (iv) the representations and warranties of the Company contained in Section 3.8(a) and 3.8(c) (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date).

(b)            Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate with all other Effects, has resulted in a Company Material Adverse Effect.

(d)            Company Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

6.3            Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Parent contained in this Agreement (except for the representations and warranties contained in Sections 4.1 (Organization, Good Standing and Qualification), 4.3 (Capital Structure), 4.4 (Corporate Authority and Approval), Section 4.8(a) (Absence of Changes), 4.23 (Brokers and Finders) and 4.24 (Opinion of Financial Advisor)) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (ii) the representations and warranties of Parent contained in Sections 4.1 (Organization, Good Standing and Qualification), 4.3 (Capital Structure) (other than Section 4.3(a), 4.3(c) and 4.3(d)), 4.4 (Corporate Authority and Approval), 4.23 (Brokers and Finders) and 4.24 (Opinion of Financial Advisor) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date); and (iii) the representations and warranties of Parent contained Section 4.3(a), 4.3(c) and 4.3(d) (Capital Structure) shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date); and (iv) the representations and warranties contained in Section 4.8(a) (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent such representation or warranty is expressly made as of an earlier date, in which case, as of such earlier date).

(b)            Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            No Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate with all other Effects, has resulted in a Parent Material Adverse Effect.

(d)            Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e)            Parent Board Expansion. The Company shall have received evidence of the Parent Board Expansion.

6.4            Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VI, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

Article VII
TERMINATION

7.1            Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the date of the Company Stockholder Approval and the Parent Stockholder Approval, by mutual written consent of Parent and the Company.

7.2            Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a)            the Merger shall not have been consummated by 11:59 p.m. Eastern Time on July 7, 2025 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;

(b)            the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to the Company if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Company Stockholder Approval;

(c)            the Parent Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the issuance of the Parent Common Stock in connection with the Merger was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to Parent if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Parent Stockholder Approval; or

(d)            any Law or Judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the date of the Company Stockholder Approval and Parent Stockholder Approval; provided, that the right to terminate this Agreement under this Section 7.2(d) shall not be available to any Party if its material breach of any provision of this Agreement has been the cause of, or resulted in the failure of the Merger to be consummated.

7.3            Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a)            at any time prior to the Parent Stockholder Approval having been obtained, (i) the Parent Board shall have made a Parent Change in Recommendation; (ii) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus mailed to its stockholders; (iii) the Parent Board shall have failed to publicly reaffirm its recommendation to approve the Parent Board Recommendation within ten (10) Business Days after the Company so requests in writing following the public disclosure of any Parent Acquisition Proposal with any Person other than the Company (provided, that the Company shall only be able to make such request twice); (iv) a tender offer or exchange offer for outstanding shares of Parent Capital Stock shall have been commenced (other than by the Company or an Affiliate of Company) and the Parent Board shall have recommended that the stockholders of Parent tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer; or (v) Parent shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.3;

(b)            at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of: (i) 30 days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

(c)            at any time prior to the Company Stockholder Approval being obtained, (i) the Company Board authorizes the Company to the extent permitted by and subject to complying with the terms of Section 5.2, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Company Superior Proposal that did not result from a breach of this Agreement; (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.2, enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Company Superior Proposal that did not result from a material breach of this Agreement; and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant Section 7.5.

7.4            Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a)            at any time prior to the Company Stockholder Approval having been obtained, (i) the Company Board shall have made a Company Change in Recommendation; (ii) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus mailed to its stockholders; (iii) the Company Board shall have failed to publicly reaffirm its recommendation to approve the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing following the public disclosure of any Company Acquisition Proposal with any Person other than Parent (provided, that Parent shall only be able to make such request twice); (iv) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; or (v) the Company shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.2;

(b)            at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval is obtained, by action of the Parent Board, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of: (i) 30 days following notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

(c)            at any time prior to the Parent Stockholder Approval being obtained, (i) the Parent Board authorizes Parent, to the extent permitted by and subject to complying with the terms of Section 5.3, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Parent Superior Proposal that did not result from a breach of this Agreement; (ii) concurrently with the termination of this Agreement, Parent, subject to complying with the terms of Section 5.3, enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Parent Superior Proposal that did not result from a material breach of this Agreement; and (iii) prior to or concurrently with such termination, Parent pays to Company in immediately available funds any fees required to be paid pursuant Section 7.6.

7.5            Company Termination Fee.

(a)            If this Agreement is terminated (x) by Parent pursuant to Section 7.4(a) (Company Change in Recommendation) or (y) by the Company pursuant to Section 7.3(c) (Company Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (x) or concurrently with such termination in the case of clause (y), pay to Parent the Company Termination Fee in immediately available funds by wire transfer.

(b)            If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(b) (Company Stockholder Approval) or by Parent pursuant to Section 7.4(b) (Company Breach); (ii) prior to such termination but after the date of this Agreement, a bona fide Company Acquisition Proposal has been publicly announced or publicly disclosed to the Company or its stockholders and not publicly withdrawn; and (iii) within 12 months after the date of such termination, the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal which is subsequently consummated, then the Company shall pay the Company Termination Fee concurrently with such consummation to Parent in immediately available funds by wire transfer; provided, that, solely for purposes of this Section 7.5(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(d), except that the references to “15%” shall be deemed to be references to “50%.” In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

7.6            Parent Termination Fee.

(a)            If this Agreement is terminated (x) by the Company pursuant to Section 7.3(a) (Parent Change in Recommendation) or (y) by Parent pursuant to Section 7.4(c) (Parent Superior Proposal), then Parent shall, within two (2) Business Days after such termination in the case of clause (x) or concurrently with such termination in the case of clause (y), pay to the Company the Parent Termination Fee in immediately available funds by wire transfer.

(b)            If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(c) (Parent Stockholder Approval) or by the Company pursuant to Section 7.3(b) (Parent Breach), (ii) prior to such termination but after the date of this Agreement, a bona fide Parent Acquisition Proposal has been publicly made or publicly disclosed to Parent or its stockholders and not publicly withdrawn; and (iii) within 12 months after the date of such termination, Parent consummates a Parent Acquisition Proposal or enters into an agreement contemplating a Parent Acquisition Proposal which is subsequently consummated, then Parent shall pay the Parent Termination Fee to the Company concurrently with such consummation in immediately available funds by wire transfer; provided, that, solely for purposes of this Section 7.6(b), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(d), except that the references to “15%” shall be deemed to be references to “50%.” In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

7.7            Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.7 and in Section 8.1 (Survival)) shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided, that no such termination shall relieve any Party (x) from any liability for Fraud or Willful Breach of this Agreement prior to such termination and (y) from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 7.5 or the Parent Termination Fee pursuant to Section 7.6, as applicable. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

7.8            Remedies.

(a)            Each Party acknowledges that the agreements contained in Section 7.5 and Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, no Party would have entered into this Agreement; accordingly, (i) if the Company fails to promptly pay the Company Termination Fee in accordance with Section 7.5, and, in order to obtain such Company Termination Fee, Parent commences a suit which results in a judgment against the Company, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Company Termination Fee at the prime rate in effect on the date the Company Termination Fee was required to be paid through the date of full payment thereof and (ii) if Parent fails to promptly pay the Parent Termination Fee in accordance with Section 7.6 and, in order to obtain such Parent Termination Fee, the Company commences a suit which results in a judgment against Parent, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Parent Termination Fee at the prime rate in effect on the date the Parent Termination Fee was required to be paid through the date of full payment thereof.

(b)            The Parties agree that the monetary remedies set forth in Section 7.5, Section 7.6, this Section 7.8 and the specific performance remedies set forth in Section 8.7 (Specific Performance) shall be the sole and exclusive remedies of (i) the Company and the Company Subsidiaries against Parent, Merger Sub and any of their respective former, current or future general or limited partners, shareholders, equityholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of Fraud or a Willful Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of Parent, Merger Sub or any of their respective former, current or future general or limited partners, shareholders, equityholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of Parent in the case of Fraud or a Willful Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, equityholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, except in the case of Fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of the Company and the Company Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, equityholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of the Company in the case of Fraud or a Willful Breach of any covenant, agreement or obligation.

Article VIII
MISCELLANEOUS

8.1            Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub in Section 5.10 (Expenses), and Section 5.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article VIII (other than Section 8.2 (Amendment), Section 8.3 (Waiver) and Section 8.4 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 5.10 (Expenses), Section 7.7 (Effect of Termination and Abandonment), Section 7.8 (Remedies) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

8.2            Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Exhibit, Annex, Appendix or Schedule hereto) may be amended, modified or supplemented solely in writing by the Parties.

8.3            Waiver.

(a)            Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the Party or Parties against whom the waiver is to be effective; provided, however, that (a) after the Company Stockholder Approval has been obtained, no amendment shall be made which by applicable Law would require further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after the Parent Stockholder Approval has been obtained, no amendment shall be made which by applicable Law would require further approval of the stockholders of Parent without the further approval of such stockholders.

(b)            No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

8.4            Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

8.5            Counterparts; Effectiveness; Electronic Signature. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by.pdf or Docusign (or similar electronic application) signature and a .pdf or Docusign (or similar electronic application) signature shall constitute an original for all purposes.

8.6            Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL.

(a)            This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof.

(b)            Each of the Parties hereby irrevocably submits exclusively to the jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the Parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7            Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 8.6, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

8.8            Notices. Any notice or other communication required or permitted to be delivered to a Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) upon receipt when delivered by hand, (b) one (1) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 5:00 p.m. Eastern Time, upon transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender) or (d) if sent by email transmission after 5:00 p.m. Eastern Time, the Business Day following the date of transmission (provided that no bounceback or similar “undeliverable” message is received by such sender); provided, that, in each case, the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such Party below:

if to Parent or Merger Sub:

Alumis Inc.

280 East Grand Avenue

South San Francisco, CA 94080

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attention: Jamie Leigh; Ben Beerle; Polina A. Demina

Email: jleigh@cooley.com; bbeerle@cooley.com; pdemina@cooley.com if to the Company:

ACELYRIN, Inc.

4149 Liberty Canyon Road

Agoura Hills, CA 91301

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

902 Broadway

18th Floor

New York, NY 10010

Attention: Stefano Quintini; Ethan A. Skerry; Jeremy R. Delman

Email: squintini@fenwick.com; eskerry@fenwick.com; jdelman@fenwick.com or to such other person, physical address or email address as such Party shall have specified in a written notice given to the other Party in accordance with the notice provisions hereof.

8.9            Entire Agreement. This Agreement (and any Exhibit, Annex, Appendix or Schedule hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement and the other documents and instruments executed pursuant hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

8.10          No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than as provided in Section 5.11(d) (Indemnification; Directors’ and Officers’ Insurance).

8.11          Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

8.12          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the Parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a), be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.13          No Other Representations and Warranties.(a)      Except for the representations and warranties of the Company contained in Article III, Parent and Merger Sub acknowledge that neither the Company nor any Company Subsidiary is making and has not made, and no other Person is making or has made on behalf of the Company or Company Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. None of Parent or Merger Sub are relying and none of Parent or Merger Sub have relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Letter. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and the Company Subsidiaries.

(b)            Except for the representations and warranties of Parent and Merger Sub contained in Article IV, the Company acknowledges that none of Parent or Merger Sub are making or have made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. The Company is not relying and it has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Parent Disclosure Letter. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the transactions contemplated hereby and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

8.14          Interpretation; Construction.

(a)            The following rules of interpretation shall apply to this Agreement:

(i)            The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(ii)           Where a reference in this Agreement is made to a Section, Exhibit, Annex, Appendix or Schedule hereto, such reference shall be to a Section of or Exhibit, Annex, Appendix or Schedule to this Agreement unless otherwise indicated.

(iii)          Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(iv)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(v)           The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(vi)          The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(vii)         When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(viii)        Any capitalized term used in any Exhibit, Annex, Appendix or Schedule hereto, including the Company Disclosure Letter and the Parent Disclosure Letter, or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning set forth in this Agreement.

(ix)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(x)            Any Law or statute defined or referred to herein or in any certificate or other document made or delivered pursuant hereto shall be deemed to refer to such Law or statute as amended, modified or supplemented from time to time and to any rules or regulations promulgated thereunder as of the referenced time.

(xi)           References to any Person include the successors and permitted assigns of that Person.

(xii)          References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.

(xiii)         References to “dollars” and “$” means U.S. dollars.

(xiv)            The term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Parent, posted and made available to Parent on the Company due diligence data site (including in any “clean room” or as otherwise provided on an “outside counsel only” basis), or, with respect to the Company, posted or made available to the Company on the Parent due diligence data site (including in any “clean room” or as otherwise provided on an “outside counsel only” basis), in each case, on or before 11:59 pm Eastern Time on the calendar day prior to the date hereof or (B) filed or furnished to the SEC at least one (1) Business Day prior to the date hereof.

(b)            The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)            The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in Article III, and the disclosure in any section of the Company Disclosure Letter shall be deemed to qualify other sections in Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

(d)            The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in Article IV, and the disclosure in any section of the Parent Disclosure Letter shall be deemed to qualify other sections in Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

8.15          Certain Definitions.

(a)            For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Anti-Corruption and Anti-Bribery Laws” means the FCPA or all other applicable United States or foreign anti-corruption or anti-bribery Laws.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign Laws and Judgments that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in San Francisco.

“Clinical Trial” means any human clinical study of a pharmaceutical product.

“Code” means the Internal Revenue Code of 1986.

“Commence” means (a) with respect to any Clinical Trial not ongoing as of the date of this Agreement, the enrollment of the first subject for participation in such Clinical Trial or (b) with respect to any separate stage of an ongoing Clinical Trial, the first dosing of the first subject in such separate stage.

“Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code.

“Company Associate” means any director, officer, employee, independent contractor or consultant of or to the Company or any Company Subsidiary or any Company Affiliate.

“Company Audited Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2023 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

“Company ESPP” means the Company’s 2023 Employee Stock Purchase Plan (as amended from time to time).

“Company IP” means Company Owned IP and Company Licensed IP.

“Company Licensed IP” means any Intellectual Property Rights that are exclusively licensed or purported to be exclusively licensed to the Company or any Company Subsidiary, except, in each case, for Excluded IP Rights.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Option” means any option to purchase Shares (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary, except, in each case, for Excluded IP Rights.

“Company Plan” means each (i) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (ii) stock option plan, stock purchase plan, equity-related arrangement, retention plan or arrangement, bonus or incentive award plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, retention arrangement, executive compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, retirement arrangement, profit sharing arrangement, vacation plan, paid leave or other paid time off plan, employee loan and each other employee benefit plan, policy, program, agreement and arrangement (U.S. or non-U.S.) not described in clause (i) above; and (iii) U.S. and non-U.S. plan or arrangement providing compensation to current and former employees, directors and/or other service providers of the Company or any Company Subsidiary, in each case, that is maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by the Company or any of its ERISA Affiliates under which compensation or benefits are provided to current or former employees, director and/or other service providers of the Company or any Company Subsidiary (or their spouses, dependents or beneficiaries) or with respect to which the Company or any Company Subsidiary has or may have any liability, whether subject to U.S. or foreign Law. In the case of a Company Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Company Plan shall include a reference to such trust, organization or other vehicle.

“Company PSU” means any restricted stock unit that is subject to vesting restrictions based on continuing service and performance metrics (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company RSU” means any restricted stock unit that is subject to vesting restrictions based on continuing service (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), excluding any Company PSU.

“Company Severance Plan” means the Company’s Severance Plan and Summary Plan Description, adopted by the Company Board on April 27, 2023 (as amended from time to time).

“Company Stock Plans” means the Company’s 2020 Stock Option and Grant Plan (as amended from time to time), the ValenzaBio 2020 Stock Option Plan (as amended from time to time) and the Company’s 2023 Equity Incentive Plan (as amended from time to time).

“Company Termination Fee” means $10,000,000.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated January 15, 2025, by and between the Company and Parent.

“Consent” means consent, approval, ratification, permission, authorization, clearance, waiver, Permit or order.

“Contract” means any written, oral or other form of binding agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

“Environmental Laws” means all applicable Laws concerning or relating to pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to any harmful or deleterious substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded IP Rights” means the Intellectual Property Rights set forth on Section 8.15(a) of the Company Disclosure Letter.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“FDA” means the U.S. Food and Drug Administration or any successor Governmental Entity thereto.

“FDA Act” means the U.S. Federal Food, Drug, and Cosmetic Act.

“Federal Healthcare Program” means any federal health program as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA and state healthcare programs (as defined therein).

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation, deceit or concealment of fact made by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in Article III or Article IV, as applicable, of this Agreement, with the intent to induce the other Party to rely on such misrepresentation, deceit or concealment of fact and act or fail to act to such other Party’s detriment, on which such other Party justifiably relies and subsequently justifiably acts or fails to act in a manner that results in actual material losses to such other Party; provided that, for the avoidance of doubt, actual and intentional misrepresentation, deceit or concealment of fact of a Party excludes any misrepresentation, deceit or concealment of fact made negligently or recklessly.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, national, transnational, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational.

“Hazardous Material” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos and polychlorinated biphenyls.

“Healthcare Laws” means (a) the FDA Act, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), (c) all federal and state fraud and abuse Laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion Laws (42 U.S.C. §1320a-7), the Physician Payment Sunshine Act (42 U.S.C. §1320a-7h), (d) the Health Insurance Portability and Accountability Act of 1996 as amended (42 U.S.C. §§1320d et seq.) and comparable state Laws, (e) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act (g) all other applicable healthcare Laws or Judgments.

“Indebtedness” means, with respect to any Person, without duplication, any and all (i) obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person; it being understood that the amount of any of the foregoing Indebtedness described in clauses (i) through (viii) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Closing.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Judgment” means any judgment, order, injunction, ruling, writ award or decree of any Governmental Entity.

“Knowledge” means, in the case of Parent, the actual knowledge after reasonable inquiry of any of the individuals set forth on Section 8.15 of the Parent Disclosure Letter and, in the case of the Company, the actual knowledge after reasonable inquiry of any of the individuals set forth on Section 8.15(b) of the Company Disclosure Letter.

“Law” means any federal, state, local, foreign or transnational law, statute, ordinance or common law of any Governmental Entity.

“Leased Company Property” means the real property leased, subleased or licensed by the Company or any of its Subsidiaries, in each case, as tenant or subtenant, as applicable, together with, to the extent leased or subleased by the Company or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Leased Parent Property” means the real property leased, subleased or licensed by Parent or any of its Subsidiaries, in each case, as tenant or subtenant, as applicable, together with, to the extent leased or subleased by Parent or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of Parent or any of its Subsidiaries relating to the foregoing.

“Legal Proceeding” means any claim, demand, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, formally heard, conducted or threatened in writing to be commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lien” means, with respect to any share, security, property or asset (as applicable), any mortgage, lien, pledge, charge, security interest, hypothecation, right of preemption, right of first refusal, negotiation or offer, contract for sale, license, option, easement, right of way, encroachment, occupancy right, community property interest or restriction of any nature or other encumbrance, whether voluntarily incurred or arising by operation of applicable Law.

“Material Adverse Effect” means, with respect to any Person, any fact, circumstance, effect, change, event or development (an “Effect”) that, individually or in the aggregate with all other Effects, materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following Effects shall be deemed in and of themselves, either alone or in combination with any other Effects existing at such time, to constitute, or shall be taken into account in determining whether there is, a Material Adverse Effect:

(i)            changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries;

(ii)           general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;

(iii)          any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent otherwise permitted by this definition);

(iv)          the public announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners;

(v)           any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent otherwise permitted by this definition);

(vi)          any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;

(vii)         geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;

(viii)        any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;

(ix)           any epidemic, pandemic or disease outbreak (including COVID-19) and any action by a Governmental Entity in response thereto, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries;

(x)            any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby,

(xi)           any adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to such Person’s product candidates;

(xii)          any regulatory, manufacturing or clinical Effect or other action resulting from any non-clinical (including internal and external research and discovery) or clinical studies (including compassionate use studies) sponsored by such Person or any competitor of such Person, results of meetings with the FDA or other Governmental Body (including any communications from any Governmental Body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to such Person’s or any competitor’s product candidates; or

(xiii)         any taking of any action required pursuant to this Agreement, or not required by this Agreement but taken at the written request or with the prior written consent of, in the case of Parent, the Company, and in the case of the Company, Parent.

“Nasdaq” means, with respect to Parent, the Nasdaq Global Select Market and, with respect to the Company, the Nasdaq Stock Market LLC.

“Parent Affiliate” means any Person under common control with Parent within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code.

“Parent Associate” means any director, officer, employee, independent contractor or consultant of or to Parent or any Parent Subsidiary or any Parent Affiliate.

“Parent IP” means Parent Owned IP and Parent Licensed IP.

“Parent Licensed IP” means any Intellectual Property Rights that are exclusively licensed or purported to be exclusively licensed to Parent or any Parent Subsidiary.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Owned IP” means any Intellectual Property Rights that are owned or purported to be owned by Parent or any Parent Subsidiary.

“Parent Stock Option” means any option to purchase Parent Common Stock (whether granted under any Parent Stock Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Parent Stock Plans” means Parent’s 2021 Stock Plan (as amended from time to time), Parent’s 2024 Equity Incentive Plan (as amended from time to time) and Parent’s 2024 Performance Option Plan (as amended from time to time).

“Parent Termination Fee” means $10,000,000.

“Permitted Lien” means (i) any Lien for Taxes that is not yet due and payable or that is being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) any carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) any Lien with respect to zoning, planning and other limitations and restrictions, including all rights of any Governmental Entity (but not violations thereof), (iv) in the case of any Contract, any Lien that is a restriction against the transfer or assignment thereof that is included in the terms of such Contract or any non-exclusive license of Intellectual Property Rights granted to service providers in the ordinary course of business, (v) any Lien created by the execution and delivery of this Agreement, (vi) any Lien that is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto, which has been previously provided to Parent or the Company, as applicable, (vii) any Lien for which adequate reserves have been established on the Company’s or Parent’s, (viii) any imperfection of title or similar Lien that does not, individually or in the aggregate, adversely impair the ability of the Company or Parent, as applicable, or any of its Subsidiaries to use, the assets to which they relate or (ix) in the case of Intellectual Property Rights, any Lien that is a non-exclusive license of Intellectual Property Rights in the ordinary course of business consistent with past practice.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means information in any form in the relevant Party’s possession, custody or control or that is Processed by or on behalf of such Party that constitutes “personally identifiable information,” “personal information,” “personal data,” “nonpublic financial information,” “individually identifiable health information” or any similar term as defined under applicable Laws.

“Phase 2 Clinical Trial” means a human Clinical Trial of a biopharmaceutical product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b), regardless of where such Clinical Trial is conducted.

“Privacy Laws” means each applicable Law and all binding regulatory guidance concerning (i) the privacy, secrecy, security, protection, sharing, sale, disposal, international transfer or other Processing of Personal Information, and incident reporting and Security Incident notification requirements; and (ii) direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging or otherwise).

“Process” or “Processing” means any operation or set of operations, with respect to data or information, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure or destruction of such data or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Laws.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise or other Processing of Personal Information; or (ii) occurrence that otherwise constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident” or any similar term as defined under applicable Privacy Laws.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Standard Contract” means any materials transfer agreement, clinical trial agreement, nondisclosure agreement, services agreement, commercially available software-as-a-service offerings agreement, off-the-shelf software license agreement, license agreement commonly referred to as “open source,” “public,” or “freeware” software license or generally available patent license agreement, in each case, solely to the extent entered into in the ordinary course of business, and excluding any such agreement that includes the grant of an exclusive option or other exclusive rights to use or practice any Company IP or Parent IP, as applicable.

“Subsidiary” means, with respect to a Person, (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by Contract).

“Tax Return” means any Tax return, declaration, statement, report, claim for refund, schedule, form and information return, any amended Tax return and any other document filed or required to be filed with a Governmental Entity relating to Taxes.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties (including customs duties) or assessments, in each case, in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts.

“Transaction Expenses” means, with respect to each Party, any fees and expenses incurred by such Party at or prior to the Effective Time in connection with this Agreement and the transactions contemplated hereby, including (a) fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such Party; (b) fees paid to the SEC in connection with filing the Form S-4, the Joint Proxy Statement/Prospectus, and any amendments and supplements thereto, with the SEC; (c) fees and expenses in connection with the printing, mailing and distribution of the Form S-4, the Joint Proxy Statement/Prospectus and any amendments and supplements thereto; (d) fees associated with listing the shares of Parent Common Stock in connection with the transactions contemplated hereby on Nasdaq, including the portion of Parent’s periodic Nasdaq fees that is attributable to the shares of Parent Common Stock to be issued in connection with the transactions contemplated hereby; and (e) only with respect to the Company, any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that become due or payable to any current or former Company Associate or any other Person in connection with the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b)            The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Bankruptcy and Equity Exception	3.4(b)
Bylaws	1.5
Certificate	2.1(b)
Certificate of Incorporation	1.4
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Acquisition Proposal	5.2(d)
Company Alternative Acquisition Agreement	5.2(e)
Company Balance Sheet	3.9(b)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1(b)
Company Capital Stock	3.3(a)
Company Change in Recommendation	5.2(e)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Employees	5.18(b)
Company Equity Awards	2.4(d)(i)
Company Financial Advisor	3.22
Company In-bound License	3.16(d)
Company Intervening Event	5.2(d)
Company Leases	3.20(c)
Company Licensed Registered IP	3.16(a)
Company Material Contract	3.11(b)
Company Out-bound License	3.16(d)
Company Owned Registered IP	3.16(a)
Company Permits	3.18(a)
Company Preferred Stock	3.3(a)

Term	Section Reference
Company Privacy Requirements	3.17(a)
Company Registered IP	3.16(a)
Company SEC Documents	3.6(a)
Company Specified Representatives	5.2(i)
Company Stockholder Approval	3.4(b)
Company Stockholders Meeting	5.5(a)(i)
Company Subsidiaries	3.1(a)
Company Superior Proposal	5.2(d)
Company Voting Agreements	Recitals
Continuation Period	5.18(b)
Converted Option	2.4(a)(i)
Converted Performance RSU	2.4(c)(i)
Converted Performance RSU Vesting Date	2.4(c)(i)
Converted PSU Parent Shares	2.4(c)(i)
Converted RSU	2.4(b)(i)
Converted RSU Parent Shares	2.4(b)(i)
Current Purchase Period	2.4(e)
DGCL	Recitals
Effective Time	1.3
Equiniti	2.2(a)
ERISA Affiliate	3.12(f)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Excluded Share	2.1(a)
Filed Company Contract	3.11(a)
Filed Company SEC Documents	Article III
Filed Parent Contract	4.11(a)
Filed Parent SEC Documents	Article IV
Form S-4	5.4(a)
HSR Act	4.5(c)
Indemnification Period	5.11(a)
Intended Tax Treatment	Recitals
IRS	3.12(e)
Joint Proxy Statement/Prospectus	5.4(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Plans	5.18(c)
Old Plans	5.18(c)
Parent	Preamble
Parent Acquisition Proposal	5.3(d)
Parent Alternative Acquisition Agreement	5.3(e)
Parent Balance Sheet	4.9(b)
Parent Board	Recitals
Parent Board Expansion	5.16
Parent Board Recommendation	Recitals
Parent Bylaws	4.1(b)
Parent Capital Stock	4.3(a)
Parent Change in Recommendation	5.3(e)

Term	Section Reference
Parent Charter	4.1(b)
Parent Common Stock	4.3(a)
Parent Disclosure Letter	Article IV
Parent Financial Advisor	4.23
Parent In-bound License	4.15(d)
Parent Intervening Event	5.3(d)
Parent Leases	4.20(c)
Parent Licensed Registered IP	4.15(a)
Parent Material Contract	4.11(b)
Parent Non-Voting Common Stock	4.3(a)
Parent Out-bound License	4.15(d)
Parent Owned Registered IP	4.15(a)
Parent Permits	4.17(a)
Parent Preferred Stock	4.3(a)
Parent Privacy Requirements	4.16(a)
Parent Registered IP	4.15(a)
Parent SEC Documents	4.6(a)
Parent Share Issuance	4.4(a)
Parent Special Committee	Recitals
Parent Specified Representatives	5.3(i)
Parent Stockholder Approval	4.4(b)
Parent Stockholders Meeting	4.4(a)
Parent Subsidiaries	4.1(a)
Parent Superior Proposal	5.3(d)
Parent Voting Agreements	Recitals
participate	5.14(b)
Party/(ies)	Preamble
Permits	3.18(a)
Pre-Closing Period	5.1(a)
Shares	Recitals
Surviving Corporation	1.1
Tail Policy	5.11(c)
Termination Date	7.2(a)
Uncertificated Shares	2.1(b)
WARN Act	3.13(e)

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

ACELYRIN, INC.

By:	/s/ Mina Kim
Name:	Mina Kim
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

ALUMIS INC.

By:	/s/ Martin Babler
Name:	Martin Babler
Title:	Chief Executive Officer

ARROW MERGER SUB, INC.

By:	/s/ Sara Klein
Name:	Sara Klein
Title:	President

[Signature Page to Agreement and Plan of Merger]